As filed with the Securities and Exchange Commission on September 19, 2003
                        Registration No.: 333-__________
--------------------------------------------------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  CENTREX, INC.
                                  -------------
              (Exact name of small business issuer in its charter)

                Oklahoma             541700                     73-1554121
                --------             ------                     ----------
(State of incorporation)       (Primary SIC Code)         (IRS Employer ID No.)

                            9202 South Toledo Avenue
                              Tulsa, Oklahoma 74137
                                 (918) 494-2880
              (Address of Principal Executive Offices and Zip Code)

                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463
            (Name, address and telephone number of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                    Calculation of Registration Fee

                                                                                  Proposed      Proposed
                                                                                  Maximum       Maximum
                                                               Amount to be       Offering     Aggregate     Amount of
                                                              Registered (1)      Price per     Offering    Registration
Title of Securities to be Registered                                                Share        Price        Fee (7)
--------------------------------------------------------- ----------------------- ----------- ------------- ------------
Common Stock, $0.001 par value..........................      29,808,994 (2)      $0.075 (5)   $2,235,675     $180.87

Common Stock, $0.001 par value..........................      23,138,895 (3)      $0.075 (5)   $1,735,417     $140.40

Common Stock, $0.001 par value, issuable upon exercise
of options or warrants..................................      1,556,600 (4)       $0.08 (6)     $124,528       $10.07

Common Stock, $0.001 par value, issuable upon exercise
of options or warrants..................................      8,000,000 (4)       $0.075 (6)    $600,000       $48.54
                                                                                                            ------------

                                                                                                              $379.88
                                                                                                            ------------

(1) Pursuant to Rule 416, this registration statement also covers such additional shares of common stock as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock being offered for sale by selling security holders. These shares were acquired in transactions exempt from registration. See "Selling Security Holders".

(3) Represents additional shares of common stock that may be issued to certain selling security holders if the average ten-day closing bid price of Centrex's common stock is less than $0.045 per share. The Company's obligation to issue these additional shares of common stock ends 120 days from the effective date of this Registration Statement or upon the sale of the common stock subscribed to by the selling security holder, whichever is earlier. See "PLAN OF DISTRIBUTION-The Look-Back Provision."

(4) Represents shares of common stock to be issued upon exercise of options or warrants by selling security holders. These securities were acquired in transactions exempt from registration. See "Selling Security Holders."

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the OTC Bulletin Board on September 10, 2003.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based upon the price at which the options or warrants may be exercised, the offering price of the securities of the same class included in the registration statement, or the price of the securities of the same class, as determined in accordance with Rule 456(c), whichever is the highest.

(7) Fees are calculated by multiplying the aggregate offering price by .00008090 pursuant to Section 6(b) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THIS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                 CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF
                                  INFORMATION REQUIRED BY ITEMS OF FORM SB-2

Form SB-2
Item                                                                                                  Prospectus
                                                                   Location in Prospectus              Page No.
------------- ------------------------------------------- ------------------------------------------ --------------

Item 1.       Front of Statement and Outside Cover of     Prospectus...............................        5
              Prospectus

Item 2.       Inside Front and Outside Back Cover Pages   None
                       of Prospectus

Item 3.       Summary Information and                     Prospectus Summary.......................        7
              Risk Factors                                Risk Factors.............................        7

Item 4.       Use of Proceeds                             Use of Proceeds..........................       14

Item 5.       Determination of Offering Price             Determination of Offering Price..........       14

Item 6.       Dilution                                    Not Applicable

Item 7.       Selling Security Holders                    Selling Security Holders.................       15

Item 8.       Plan of Distribution                        Plan of Distribution.....................       16

Item 9.       Legal Proceedings                           Pending or Possible Legal Proceedings....       17

Item 10.      Directors,  Executive Officers,  Promoters  Directors, Executive Officers, Promoters
                       and Control Persons                and Control Persons......................       17

Item 11.      Security Ownership of Certain Beneficial    Security Ownership of Certain Beneficial
              Owners and Management                       Owners and Management....................       18

Item 12.      Description of Securities                   Description of Securities................       18

Item 13.      Interest of Named Experts and Counsel       Interest of Named Experts and Counsel....       19

Item 14.      Disclosure of Commission Position of        Disclosure of Commission Position of
              Indemnification for Securities Act          Indemnification for Securities Act
              Liabilities                                 Liabilities..............................       19

Item 15.      Organization Within Last Five Years         Description of Business..................       20

Item 16.      Description of Business                     Description of Business..................       20

Item 17.      Management's Discussion and Analysis or     Plan of Operation........................       25
              Plan of Operation

Item 18.      Description of Property                     None

Item 19.      Certain Relationships and Related           Certain Relationships and Related
              Transactions                                Transactions.............................       25

                                       3

                 CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF
                                  INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                                                                                                      Prospectus
                           Form SB-2 Item                          Location in Prospectus              Page No.
------------ ------------------------------------------- ------------------------------------------- --------------

Item 20.     Market for Common Equity and Related        Market for Common Equity and Related
             Stockholder Matters                         Stockholder Matters.......................       26

Item 21.     Executive Compensation                      Executive Compensation....................       26

Item 22.     Financial Statements                        Financial Statements......................       28

Item 23.     Changes In and Disagreements With           None
             Accountants on Accounting and Financial
             Disclosure



================================================================================
         The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

     PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2003


                               CENTREX, INC. LOGO

                            9202 South Toledo Avenue
                                 Tulsa, OK 74137
                                 (918) 494-2880

         This prospectus covers the offering and sale of up to 29,808,994 shares of common stock by the Selling Security Holders; up to 23,138,895 shares of common stock to be issued to certain Selling Security Holders if the ten day average closing bid price of our common stock is $0.045 per share or less during a period of up to 120 days from the effective date of this prospectus (See "PLAN OF DISTRIBUTION-The Look-Back Provision"); and up to 9,556,600 shares of common stock to be issued upon the exercise of options or warrants by certain Selling Security Holders.

         The Selling Security Holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of common stock by the Selling Security Holders; however, if the Selling Security Holders exercise their options or warrants, we may receive proceeds of up to $132,528 from such exercise. See "SELLING SECURITY HOLDERS."

         Our common stock is quoted over-the-counter under the symbol "CNEX". On September 16, 2003, the closing price of our common stock was $0.092 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN THE COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Please read this prospectus carefully. It describes our company, finances, planned product and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The Selling Security Holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

            The date of this prospectus is __________________, 2003

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................7
RISK FACTORS.............................................................7
USE OF PROCEEDS.........................................................14
DETERMINATION OF OFFERING PRICE.........................................14
SELLING SECURITY HOLDERS................................................15
PLAN OF DISTRIBUTION....................................................16
PENDING OR POSSIBLE LEGAL PROCEEDINGS...................................17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS............17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........18
DESCRIPTION OF SECURITIES...............................................18
INTEREST OF NAMED EXPERTS AND COUNSEL...................................19
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                    FOR SECURITIES ACT LIABILITIES......................19
DESCRIPTION OF BUSINESS.................................................20
PLAN OF OPERATION.......................................................25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................25
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS................26
EXECUTIVE COMPENSATION..................................................26
AVAILABLE INFORMATION...................................................27
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................27
LEGAL MATTERS...........................................................27
EXPERTS.................................................................27
FINANCIAL STATEMENTS....................................................28

                               PROSPECTUS SUMMARY

         Centrex is developing and seeking to commercialize a system to rapidly detect harmful pathogens. Single Molecule Nucleic Acid Detection ("SMD"), the technology upon which the system is based, was invented by scientists at Los Alamos National Laboratory ("Los Alamos"). The technology can rapidly detect bacteria or viruses by matching the RNA or DNA of the organism. Centrex owns the exclusive worldwide license to SMD.

         Single Molecule Detection is an emerging field within bio-nanotechnology. The SMD technique uses the unique DNA (or RNA) fingerprint of an organism to detect the organism's presence. We are developing an automated fully-integrated system, based on the SMD technology, which will enable rapid detection of harmful pathogens in air. Our planned product is designed to be an easy-to-use system that automatically collects the samples, prepares the DNA, performs the analysis rapidly (using disposable microfluidics cartridges and miniaturized laser components), and communicates results directly to the end-user, via specially integrated software. We are focusing our efforts on those applications where rapid DNA testing results are particularly important, including biothreat detection, food processing, and water supply markets. If we are successful in commercializing our planned product, we believe that potential customers could include commercial air carriers, the United States Postal Service, government and commercial office buildings, military, state and local government buildings, sports arenas, and shipping terminals, food processors and water treatment systems. (See "DESCRIPTION OF BUSINESS")

         Our planned product is being built pursuant to a revised development agreement with the University of California (the "University"), which owns the SMD technology, and Los Alamos, where the University conducts its research. We have hired Stratos Product Development, LLC ("Stratos"), a private company that specializes in design and engineering services, and Micronics, Inc. ("Micronics"), a private company that provides custom designed lab cards and integrated microfluidics systems, to develop the commercial version of our device. Stratos has provided us with a development plan that could result in a Final Product as early as June of 2005. Stratos will work concurrently with Los Alamos and Micronics throughout the project. The development plan includes building the Initial Prototype, the Alpha and Beta Prototypes, the Pre-Production Prototype, and the Final Product. (See "DESCRIPTION OF BUSINESS-Intellectual Property and Other Agreements")

         Stratos has begun building the Initial Prototype that will incorporate the microfluidics lab card currently being developed by Micronics. The Initial Prototype, which we expect will be completed by March of 2004, is for testing purposes only. We expect more refinements to the design of our planned product based upon the results of testing. If adequate funding is available and testing results justify moving to the next development phase, we will proceed through the Alpha, Beta and Pre-Production prototype phases of development during 2004 and 2005. We could have a Final Product ready for sale as early as June of 2005. If adequate funding is not available on acceptable terms or when needed, it could take significantly longer to develop the product and we may not be successful in developing any products based on the SMD technology.

         We estimate that we will require approximately $400,000 to complete the Initial Prototype phase and up to $10,000,000 to achieve a Final Product by June 2005. We are presently seeking the capital necessary to fund the remaining costs of the Initial Prototype phase and to continue with the development plan through the Final Product; however, we may not be successful in raising the capital on acceptable terms, if at all. See "RISK FACTORS".

         BECAUSE WE ARE A DEVELOPMENT-STAGE COMPANY, OUR BUSINESS IS SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, WHICH ARE MORE FULLY DESCRIBED IN "RISK FACTORS."


                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below and all the other information contained in this prospectus before deciding to invest in shares of our common stock. The trading price of our common stock could decline if any of the following risks and uncertainties develops into actual events, and you may lose all or part of the money you paid to buy our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.


Because We Have No Products for Sale, We Do Not Generate Revenue And Do Not Have Other Resources To Fund Operations; These Conditions Raise Substantial Doubt About Our Ability To Continue As A Going Concern
--------------------------------------------------------------------------------
         Because our planned product is in the development stage, we have no revenue, earnings or cash flow to be self-sustaining. We do not anticipate having a product for sale until such time as our planned product is commercialized, which could take several years. Our independent accountants have stated in their opinion to the audited financial statements for the period ended December 31, 2002 that "the Company is a development stage company with insufficient revenues to fund development and operating expenses. The Company also has insufficient cash to fund obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern." Our failure to obtain the funding necessary to commercialize our planned product will have a material adverse effect on our business, financial condition, and on the price of our common stock.


We Require Substantial Additional Capital To Commercialize Our Technology. We May Have Difficulty Raising Capital When We Need It, Or At All. Raising Such Capital May Dilute Stockholder Value
--------------------------------------------------------------------------------
         We do not anticipate having a product for sale until our planned product is commercialized, which could take several more years. We must complete additional financing initiatives during 2003 to generate the liquidity necessary to continue our operations. Our present financial commitments through the end of March, 2004 include $248,996 to the University of California pursuant to the revised development agreement, approximately $400,000 to complete the initial prototype device, an estimated $100,000 pursuant to Dr. Coughlin's employment agreement, and an estimated $250,000 for legal and administrative expenses. We presently do not have the funds to fulfill these obligations, and we will have to raise additional capital during 2003 to fund these obligations. We estimate that during 2004, approximately $7,500,000 will be required to advance the product development through the Alpha and Beta prototype phases. During 2005, we estimate that $2,500,000 will be required to complete the Pre-Production prototype and Final Product phases, and to begin manufacturing and marketing efforts. Due to current economic conditions, we may not be able to secure additional financing at all, or on terms it deems acceptable. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience substantial dilution, or the equity securities may have rights, preferences or privileges senior to the common stock. If adequate funds are not available to us on satisfactory terms, we may be required to limit or cease our activities, or otherwise modify our business strategy, which could materially harm our future business prospects.


If We Do Not Obtain The Necessary Funds To Pay The Monthly Obligation Pursuant To The Revised Development Agreement, Los Alamos May Have The Right To Terminate The License. This Could Have A Material Adverse Effect On Our Future Prospects.
--------------------------------------------------------------------------------
         The balance of $248,996, pursuant to the revised development agreement with the University and Los Alamos, is payable in seven (7) monthly installments of $35,570 each. We presently do not have the funds necessary to pay the monthly obligation beyond October, 2003. If we are not successful in raising the capital necessary to fund the remaining monthly obligation, then Los Alamos may have the right to terminate the license, which could have a material adverse effect on our future prospects.

RISKS RELATED TO OUR TECHNOLOGY

There Is No Guarantee That The Single Molecule Detection Technology Will Work Or Be Commercially Viable.
--------------------------------------------------------------------------------
         Our planned product requires further research, development, testing, demonstration of commercial scale manufacturing, and possibly regulatory approval before we can determine its commercial viability. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential product may be ineffective, or unsafe, or difficult or uneconomical to manufacture on a large scale, fail to achieve market acceptance or are precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, testing, and/or regulatory approval process (if required) will be completed. Our product development efforts may be unsuccessful. The failure of our research and development activities to result in a commercially viable product would materially adversely affect our future prospects.

If A U.S. Patent for the Single Molecule Detection Technology Is Not Issued, Competitors Will Be Able To Copy and Sell Products Similar To Ours Without Paying A Royalty. This Could Have A Materially Negative Effect On Our Ability to Compete.
--------------------------------------------------------------------------------
         The single molecule detection method is owned by the University of California. On December 3, 1999 they filed a U.S. patent application covering the technology. The University received an initial ruling by the U.S. Patent & Trademark Office rejecting the claims in the patent application; however, the University filed an appeal. The appeals process is lengthy and there is no assurance that the appeal will be successful or that a U.S. patent will be issued. The University of California has also filed patent applications in Canada, Europe, and Japan. No patents have been issued and there is no assurance that any will be issued. If a U.S. patent is not issued, then we have no protection for the technology for our primary geographic market. If our planned product is commercialized, the lack of U.S. or foreign patent protection could allow competitors to copy and sell products similar to ours without paying a royalty. This could negatively affect our ability to compete.


The Single Molecule Detection Method Is Licensed To Us by A Third Party. If We Are Unable To Continue To License This Technology, Our Future Prospects Could Be Harmed.
--------------------------------------------------------------------------------
         We license the single molecule detection method from the University of California. To maintain our license with them, we must pay them $5,000 each year the license is in effect and pay 3.5% royalties on product sales and 50% of payments received from sublicensees. Our failure to fulfill any term of the license agreement, including making monthly payments pursuant to the separate revised development agreement, may be grounds for the University to terminate the license. The technology we license from them would be difficult to replace. The loss of the technology license would result in delays in the availability of our planned products until equivalent technology, if available, is identified, licensed and integrated. This could harm our future prospects.


Because We Rely On Third Parties for Research and Development Activities Necessary to Commercialize Our Product, We Have Less Direct Control Over Those Activities. This Could Have A Materially Adverse Effect On Our Future Prospects.
--------------------------------------------------------------------------------
         We do not maintain our own laboratory and we do not employ our own researchers. We have contracted with third parties in the past to conduct research and development activities and we expect to continue to do so in the future. Because we rely on third parties for our research and development activities, we have less direct control over those activities and we cannot assure you that the research will be done properly or in a timely manner, or that the results will be reproducible. Our inability to conduct research and development may delay or impair our ability to commercialize the technology. The cost and time to establish or locate an alternative research and development facility to develop our technology could have a materially adverse effect on our future prospects.


If We Are Unable to Adequately Protect or Enforce Our Rights to Intellectual Property, We May Lose Valuable Rights, Experience Reduced Market Share, If Any, or Incur Costly Litigation to Protect Such Rights.
--------------------------------------------------------------------------------

         We generally require our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with us. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantial equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as U.S. law. We may be unable to meaningfully protect our rights in trade secrets, technical know-how and other non-patented technology.

         We may have to resort to litigation to protect our rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending our rights is expensive in terms of dollars and management time and such efforts may not prove successful. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part, and this could diminish or extinguish protection for the technology we license. Any failure to enforce or protect our rights could cause us to lose the ability to exclude others from using our technology to develop or sell competing products.

If Our Planned Product Is To Be Commercially Viable, We May Have To Obtain Licenses From Others In Order To Use Certain Technology. These Licenses May Not Be Available To Us On Reasonable Terms, If At All. Our Business May Be Adversely Affected If We Are Unable To Obtain The Necessary Licenses.
--------------------------------------------------------------------------------
         In order to make our planned product commercially viable, we may have to incorporate certain microfluidics and/or other technologies which are owned by others. We may have to obtain a license from the holder(s) of the intellectual property right(s), which license(s) may be costly or may not be available to us on reasonable terms, if at all. We do not know at this time how many licenses, if any, we may have to obtain. If we are unable to obtain rights to use certain technologies which may be necessary to make our planned product commercially viable, our business may be adversely affected.


We May Be Sued By Third Parties Who Claim That Our Product Infringes On Their Intellectual Property Rights. Defending An Infringement Lawsuit Is Costly and We May Not Have Adequate Resources to Defend. Any Settlement or Judgment Against Us Could Harm Our Future Prospects.
--------------------------------------------------------------------------------
         We may be exposed to future litigation by third parties based on claims that our technology, product or activity infringes on the intellectual property rights of others or that we have misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. Our license agreement with the University of California requires that we pay the costs associated with initiating an infringement claim and defending counterclaims by the infringer. In addition, intellectual property litigation or claims could force us to do one or more of the following:

     - cease selling, incorporating or using any of our technology and/or products that incorporate the challenged intellectual property, which could adversely affect our revenue;

     - obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or

     -    redesign our products, which would be costly and time consuming.


The U.S. Government Retains Certain Rights To The SMD Technology, Which If Exercised, Could Limit Our Ability To Compete
--------------------------------------------------------------------------------
         The SMD technology was invented by scientists at Los Alamos who were funded by the United States government. Technologies developed with funds provided by the United States government have restrictions regarding where they may be sold and have limits on exclusivity. The technology may only be allowed to be sold or manufactured within the United States. In addition, under Section 23 of the United States Code, the U.S. government has the right to use technologies that it has funded regardless of whether the technology has been licensed to a third party. The U.S. Government has a non-exclusive, non-transferable, irrevocable, paid-up license to practice or to have practiced through the world, for or on behalf of the U.S. Government, inventions covered by the University's patent rights, and has certain other rights under 35 U.S.C. 200-212. The U.S. Department of Energy has the right to require us to grant a nonexclusive, partially exclusive or exclusive license under the patent rights in any field of use to a responsible applicant or applicants. Such regulations may limit the value of the technology to us and may reduce our ability to compete.

RISKS RELATED TO OUR BUSINESS

We Have A History Of Losses And Expect Future Losses
--------------------------------------------------------------------------------
         We have had annual losses since our inception in October 1998. We expect to continue to incur losses until we have a product to sell, which could take several years. There is no assurance that we will ever be able to develop a commercially viable product, to generate revenue, or to achieve or maintain profitable operations.

Our Limited Operating History Makes Evaluating Our Stock More Difficult
--------------------------------------------------------------------------------
         You can only evaluate our business based on a limited operating history. Since inception, we have engaged primarily in research and development, technology licensing, seeking grants, and raising capital. This limited history may not be adequate to enable you to fully assess our ability to develop proposed products, to achieve market acceptance of our proposed products or to respond to competition.

We Have No Experience in Product Manufacturing. We May Not Be Able To Manufacture Our Planned Product In Sufficient Quantities At An Acceptable Cost, Or At All, Which Could Harm Our Future Prospects.
--------------------------------------------------------------------------------
         We remain in the research and development phase of product commercialization. Accordingly, if our planned product becomes available for commercial sale, we will need to establish the capability to manufacture it. We have no experience in establishing, supervising or conducting commercial manufacturing. We plan to rely on third party contractors to manufacture our planned product, although we have not made such arrangements yet. Relying on third parties may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our planned product. Furthermore, these third-party contractors, whether foreign or domestic, may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may delay or prevent production. We may not be able to manufacture our planned product in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect our future prospects.

We Have No Experience in Product Marketing, Sales or Distribution. We May Not Be Able To Market And Distribute Our Planned Product, Which Could Harm Our Future Prospects.
--------------------------------------------------------------------------------
         We have no experience in marketing or distributing our planned product. We have not yet established marketing, sales or distribution capabilities for our planned product. Until such time as our product is further along in its development, we do not plan to devote any meaningful time or resources to establishing such capabilities. If we determine that our planned product is commercially viable, we intend to enter into agreements with third parties to market, sell and distribute our product. However, we may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

         If we do not enter into relationships with third parties to market, sell and distribute our planned product, we will need to develop our own such capabilities. We have no experience in developing, training or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expenses in developing, training and managing such an organization. We may not be able to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

         We may be unable to engage qualified distributors. Even if engaged, they may fail to satisfy financial or contractual obligations to us. They may fail to adequately market our products. They may cease operations with little or no notice to us or they may offer, design, manufacture or promote competing products.


Because We Rely On Third Parties For Legal, Accounting, Investor Relations, and Administrative Activities, We Have Less Direct Control Over Those Activities. In Addition, Your Ownership Interest Could Be Diluted And The Price Of Our Common Stock Could Decline As A Result of the Issuance of Common Stock And Stock Options In Connection With These Arrangements.
--------------------------------------------------------------------------------
         We expect to continue to rely on third parties for legal, accounting, investor relations and administrative support. Because we rely on third parties, we have less direct control over these activities and we cannot assure you that these activities will be done properly or in a timely manner. To the extent that such services are paid for with common stock or stock options that are exercised and sold into the market, the market price of our common stock could decline and your ownership interest will be diluted. See "Risks Related To This Offering".


If We Are Unable To Retain The Services of Dr. Coughlin, Our Chief Executive Officer, Our Future Prospects Could Be Adversely Affected.
--------------------------------------------------------------------------------
         We have an employment agreement with Dr. Thomas Coughlin, which automatically renews for successive two-year periods after May 1, 2004, wherein Dr. Coughlin is to receive an annual salary of $200,000, payable in 24 semi-monthly installments, plus benefits. We presently do not have the funds to pay Dr. Coughlin through the end of 2003 and there is no assurance that he will continue to serve Centrex without being paid. If Dr. Coughlin resigns or is terminated, then he may be entitled to a separation payment of up to two-year's salary plus benefits and bonuses. We are seeking the capital necessary to fund the employment agreement through the end of 2004; however, we may not be successful in raising the capital on acceptable terms, if at all. We are dependent upon the services of Dr. Coughlin and the loss of his services together with our inability to find a qualified replacement could have a material adverse effect on our future prospects.

We Are Working To Resolve Our Differences With A Consultant Concerning Agreements Entered Into In Early 2003. If These Differences Are Not Resolved, We May Become Involved In Litigation. A Settlement Or Litigation Could Have A Material Adverse Effect On Our Business.
--------------------------------------------------------------------------------
         On March 24, 2003, we entered into an amended agreement with Jack Luchese to become Centrex's new Chief Executive Officer on a full-time basis if we were successful in raising at least $2,000,000 (net of fees and expenses) on or before January 1, 2004. In the interim, he agreed to be a consultant to Centrex. However, the arrangements are being placed on hold pending renegotiation of the agreement. During the renegotiation process, Mr. Luchese is not serving Centrex on a formal basis. The outcome of this renegotiation is uncertain and we do not know if the differences we have with him will result in litigation. As with all disputes or litigation, there is a possibility that it could have a material adverse effect on our business. Dr. Coughlin is expected to remain as CEO for the foreseeable future.


We Are The Plaintiffs In A Lawsuit With Our Former Counsel. The Cost Of This Litigation, Including The Diversion Of Management's Time, Could Have A Material Adverse Effect On Our Business.
--------------------------------------------------------------------------------
         We are a plaintiff in a lawsuit filed in the district court of Tulsa County on January 24, 2002 against Frederick Slicker, our former corporate counsel. Slicker has filed a countersuit against Centrex and individuals that have indemnification agreements with Centrex. See "PENDING OR POSSIBLE LEGAL PROCEEDINGS". Although we believes that the counterclaims of Slicker have no merit, and that the ultimate resolution of these disputes will not have a material adverse impact on its financial position, results of operations, or cash flows, the cost of this litigation, including the diversion of time and resources, as well as any adverse trial or jury verdicts could result in a material loss to us. The costs and other effects of this litigation, including claims, settlements, judgments, and changes in those matters, could have a material adverse effect on our business, financial condition and operating results. At this time, we are unable to predict the outcome of the present litigation and cannot reasonably estimate a range of possible loss given the current status of the case.


RISKS RELATED TO OUR INDUSTRY

The Market For Our Planned Product Is Competitive And Changing Rapidly. New Products May Be Developed By Others Which Could Impair Our Ability To Develop, Grow Or Maintain Our Business and Be Competitive.
--------------------------------------------------------------------------------
         Our industry is subject to rapid and substantial technological change. Developments by others may render our technology and planned product noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Competition from other biotechnology companies, universities, government research organizations and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities could represent significant competition for us. Acquisitions of, or investments in, competing biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing and other resources.

         We are a development-stage enterprise and as such our resources are limited and we may experience technical challenges inherent in developing our technology. Any significant delay in funding or any unforeseen development issues could give competitors the time to develop technology similar to ours and to introduce a competing product before our planned product is commercialized. This could harm our future prospects. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Our competitors may use different methods to detect biological pathogens in a manner that is more effective and less costly than our planned product and, therefore, present a serious competitive threat to us.


Our Planned Product, If Successfully Commercialized, Could Be Exposed To Significant Product Liability Claims Which Could Be Time Consuming And Costly To Defend, Divert Management Attention And Adversely Impact Our Ability To Obtain and Maintain Insurance Coverage, Which Could Jeopardize Our License.
--------------------------------------------------------------------------------
         The testing, manufacture, marketing and sale of our planned product will involve an inherent risk that product liability claims will be asserted against us. We currently have a general liability policy with an annual aggregate limit of $2 million with a $1 million limit per occurrence. We currently do not have insurance which relates to product liability, but intend to seek and obtain insurance to cover product liability before sales of our planned product commence. Even if we obtain such insurance, it may prove inadequate to cover claims and/or litigation costs. The costs and availability of such insurance are unknown. Product liability claims or other claims related to our planned product, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our planned product. Failure to obtain or maintain a minimum of $1 million of product liability insurance immediately prior to the first sale of our planned product or at any time thereafter will be considered a material breach of our license agreement with the University of California which could lead to termination of the license. A product liability claim could also significantly harm our reputation and delay market acceptance of our planned product.


RISKS RELATED TO THIS OFFERING

Our Stock Price Is Volatile And Your Investment In Our Securities Could Decline In Value, Resulting In Substantial Losses To You
--------------------------------------------------------------------------------
         The market price of our common stock, which is quoted over the counter, has been, and may continue to be, highly volatile. Our common stock has experienced extreme fluctuations in price since trading commenced on December 23, 2001. The high and low range of closing prices of our common stock since December 23, 2001 range from $1.75 per share to $0.04 per share. Factors such as announcements of product development progress, financings, technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the biotech industry may have a significant impact on the market price of our common stock. In general, biotechnology stocks tend to be volatile even during periods of relative market stability because of the high rates of failure and substantial funding requirements associated with biotechnology companies. Market conditions and conditions of the biotechnology sector could also negatively impact the price of our common stock.


If We Issue The Shares Of Common Stock We Are Registering Pursuant To The Look-Back Provision, Then The Price Of Our Common Stock May Decline, Resulting In Substantial Losses To You.
--------------------------------------------------------------------------------
         We are registering 23,138,895 shares of our common stock pursuant to the "Look-Back" provision of our agreement with certain Selling Security Holders. The Look-Back provision has two parts. First, if the ten-day average closing bid price ("average market price") of our common stock is less than $0.045 per share on the effective date of this Prospectus, then Centrex shall issue shares equivalent to the amount invested multiplied by the difference between $0.054 per share and the average market price. Second, if the investor sells his common stock for less than $0.045 per share from the effective date of this prospectus until he has liquidated his position or until 120 days from the prospectus effective date, whichever is earlier, then the Company will issue shares based on the difference between $0.054 per share and the sales price per share so that the investor realizes at least a 110% return on his investment. The common stock issuable upon exercise of the warrants is not subject to the Look-Back Provision. If the price of our common stock falls to below $0.045 per share and we become obligated to issue the Look-Back shares included in this Prospectus, then those shares, if sold, could cause the price of our common stock to decline further, resulting in substantial dilution or losses to you. There is no assurance that the Look-Back shares we are registering will be enough to satisfy our obligation if the price of our common stock falls below $0.045 per share.


Certain Selling Security Holders May Engage in Hedging Transactions Related To Our Common Stock. If This Occurs, The Market Price Of Our Common Stock Could Decline.
--------------------------------------------------------------------------------
         Certain selling security holders may engage in hedging transactions where they "short sell" against their position in restricted securities. Short selling is a practice in which an investor borrows shares from a stockholder to sell in the trading market, with an obligation to deliver the same number of shares back to the lending stockholder at a future date. Short sellers make a profit if the price of our common stock declines, allowing the short sellers to sell the borrowed shares at a higher price than they have to pay for shares delivered to the lending stockholder. Short selling increases the number of shares of our common stock available for sale in the trading market, putting downward pressure on the market price of our common stock. Although certain selling security holders agreed not to engage in hedging transactions, there is no assurance that hedging will not occur. If hedging transactions do occur, the market price of our common stock may decline. In addition, if the market price of our common stock declines below $0.045 per share, then we may be obligated to issue additional shares of our common stock to certain Selling Security Holders (the "Look-Back" shares), which if sold, could cause the market price of our common stock to decline even further, resulting in substantial losses to you.

Your Ownership Interest And The Value Of The Shares Of Our Common Stock May Be Diluted By The Exercise Of Stock Options And Warrants We Have Granted Or May Grant In The Future.
--------------------------------------------------------------------------------
         As of the date of this Prospectus, we had outstanding options to purchase up to 24,350,000 shares of common stock at exercise prices ranging from $0.001 to $0.50 per share and outstanding warrants to purchase up to 2,256,600 shares of common stock at exercise prices ranging from $0.08 to $0.50 per share. Warrants to purchase up to 1,556,600 shares of common stock exercisable at $0.08 per share and options to purchase up to 8,000,000 shares of common stock exercisable at $0.001 per share are being offered by Selling Security Holders. We also have 17,000,000 shares reserved pursuant to a stock option plan under which Centrex's employees, officers, directors and consultants may be granted options. To the extent outstanding warrants and options to purchase our common stock are exercised, your ownership interest will be diluted. If the warrants and options are exercised and sold into the market, they could cause the market price of our common stock to decline.


The Preferred Stock Presently Outstanding Is Convertible Into Common Stock Representing Up To 15% Of Centrex's Issued and Outstanding Shares of Common Stock At the Date Of Conversion. If The Preferred Stock Is Converted Into Common Stock, The Owner May Exercise Substantial Influence Over Our Business And The Election of Directors And His Ownership May Be Dilutive To Existing Stockholders.
--------------------------------------------------------------------------------
         Centrex has 100,000 shares of preferred stock presently outstanding which is owned by Jack Luchese, a consultant with whom we have differences (see "RISKS RELATED TO OUR BUSINESS- We Are Working To Resolve Our Differences With A Consultant..."). The preferred stock is convertible into common stock representing up to 15% of Centrex's issued and outstanding shares of common stock at the date of conversion. If the funding condition is not satisfied, then Centrex has the right to repurchase 50,000 shares of the preferred stock for $25,000. The remaining 50,000 shares of preferred stock may still be convertible into common stock representing 7.5% of Centrex's issued and outstanding shares of common stock at the date of conversion. If he converts the preferred shares into common shares, his ownership (whether 15% or 7.5%) may allow him to exercise substantial influence over our business and the election of directors, and his ownership may be dilutive to existing stockholders or otherwise have a material effect on our current or future business prospects.


We Do Not Expect To Pay Dividends
--------------------------------------------------------------------------------
         We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the Selling Security Holders. If the Selling Security Holders exercise their options or warrants, we may receive up to $132,528 of proceeds, which we intend to use for research and development and for general operating expenses.


                         DETERMINATION OF OFFERING PRICE

         The Selling Security Holders may sell their shares from time to time at prevailing market prices. The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457(c) and/or (g) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the high and low prices of our common stock on September 12, 2003 as reflected in the over-the-counter (OTC) marketplace, which was $0.075 per share.

                            SELLING SECURITY HOLDERS

         The shares being offered by the Selling Security Holders were acquired by them in private sales transactions exempt from registration. The following table and discussion sets forth certain information with respect to the Selling Security Holders.

                                                                            Shares of
                                                            Shares of      common stock                    Shares of  Percent
                                          Relationship     common stock   issuable upon                  common stock of
                                          with Company     owned before    exercise of     Number of      owned after shares
                                           during past    this Offering      options/       shares           this     owned
Selling Security Holder                    three years                       warrants     Offered (1)    Offering (1) after
                                                                                                                      this
                                                                                                                      Offering
---------------------------------------- ---------------- --------------- ------------- ---------------- ------------ -----------

Victor Agnihotri...................        Consultant           -            5,000           5,000            -          -
Doron Avishay(*)...................           None           277,778         12,500         290,278           -          -
Doug Beplate.......................        Consultant        500,000           -            500,000           -          -
Elliot Braun(*)....................           None           555,555         25,000         580,555           -          -
Dr. Thomas Coughlin, Jr............            CEO          2,079,000          -           2,079,000          -          -
Andreas Cyppek......................       Consultant       2,500,000          -           2,500,000          -          -
Alan Grad(*).......................           None           555,555         25,000         580,555           -          -
David Hungerford & Uta-Heida
     Hungerford(*).................           None          1,111,111        50,000        1,161,111          -          -
Michael E. Jessen(*)................          None          2,222,222       100,000        2,322,222          -          -
Riayz Jinnah(*)....................           None          1,111,111        50,000        1,161,111          -          -
John R. Wear Trust Dated 7-7-97(*).           None           555,555         25,000         580,555           -          -
Andrew Katz(*).....................           None           333,333         15,000         348,333           -          -
Joel Katz(*).......................           None           555,555         25,000         580,555           -          -
Ronald C. Kaufman...................         Counsel            -          3,000,000       3,000,000          -          -
Gary Kitchell(*)...................           None          2,222,222       100,000        2,322,222          -          -
Korthion Investments, Ltd..........        Consultant           -          5,000,000     5,000,000 (3)        -          -
David LaCagnina(*).................           None           666,666         30,000         696,666           -          -
Lee Chira Revocable Trust dated
     4/1/02(*).....................           None           555,555         25,000         580,555           -          -
Paul H. Leeds(*)...................           None           555,555         25,000         580,555           -          -
Mansfield Garrett, Inc.............        Consultant       2,000,000          -           2,000,000          -          -
Michele Markowitz..................        Consultant       1,000,000       136,575        1,136,575          -          -
Adam G. Mayblum....................        Consultant       1,000,000       162,200        1,162,200          -          -
Jean Melchior(*)...................           None          2,222,222       100,000        2,322,222          -          -
Noble Securities Ltd. .............           None           302,222         13,600         315,822
Peter Orthos.......................        Consultant           -            20,250         20,250            -          -
John Posey(*)......................           None           222,222         10,000         232,222           -          -
Vince Pusateri(*)..................           None           583,333         26,250         609,583           -          -
James Ratliff(*)...................           None           666,667         30,000         696,667           -          -
Patricia Sorbara...................        Consultant       1,000,000       136,575        1,136,575          -          -
Robert Soto, Jr....................        Consultant       1,000,000       151,575        1,151,575          -          -
Brad Thurman(*)....................           None          1,111,111        50,000        1,161,111          -          -
Vanderbilt Educational Trust
     Dated 4/3/03(*)...............           None           555,555         25,000         580,555           -          -
Albert Wardi.......................        Consultant           -            10,000         10,000            -          -
Gregory K. Wright(*)...............           None           222,222         10,000         232,222           -          -
Yale Trading Company Ltd...........           None           566,667         25,500         592,167
Hong Zhu...........................        Consultant       1,000,000       136,575        1,136,575          -          -
                                                          --------------- ------------- ----------------
                                                            29,808,994     9,556,600      39,365,594
Look-Back Provision Shares (2).........................................................   23,138,895 (2)
                                                                                        ----------------
                                                                                          62,504,489
                                                                                        ----------------

(1) Assumes all common shares offered are sold pursuant to this offering. Selling Security Holder, however, may choose to sell only a portion or none of his shares of common stock. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock.

(2) Represents additional shares of common stock that may be issued to certain Selling Security Holders (denoted with "*") if the average ten-day closing bid price of Centrex's common stock is less than $0.045 per share for a period of up to 120 days following the effective date of this Prospectus. See "PLAN OF DISTRIBUTION- Look-Back Provision."

(3) The number of warrants exercisable may not exceed 4.9% of the Company's outstanding shares of common stock on the date of exercise.

*    See footnote (2) above.



                              PLAN OF DISTRIBUTION

         We are registering securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of such securities, which we estimate will be approximately $5,800, will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the Selling Security Holders.

         The Selling Security Holders may sell up to 62,504,489 shares of common stock from time to time, of which 9,556,600 shares are to be issued upon the exercise of options and warrants and 23,138,895 shares are to be issued pursuant to the Look-Back Provision described below. Each Selling Security Holder may sell his or her shares in market transactions on the OTC Bulletin Board, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each Selling Security Holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

         The decision to sell any securities is within the discretion of the Selling Security Holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he determines.

         Each Selling Security Holder may sell his shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the Selling Security Holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the Selling Security Holders for the sale of any of their shares.

         Each Selling Security Holder and broker-dealers, if any, acting in connection with sales by the Selling Security Holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         We have advised the Selling Security Holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to his sales in the market. We have furnished the Selling Security Holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

THE LOOK-BACK PROVISION
-----------------------
         Centrex is registering 23,138,895 shares of its common stock pursuant to agreement with certain Selling Security Holders. The Look-Back provision has two parts. First, if the ten-day average closing bid price ("average market price") of our common stock is less than $0.045 per share on the effective date of this prospectus, then Centrex shall issue shares equivalent to the amount invested multiplied by the difference between $0.054 per share and the average market price. Second, if the investor sells his common stock for less than $0.045 per share from the effective date of this prospectus until he has liquidated his position or until 120 days from the prospectus effective date, whichever is earlier, then the Company will issue shares such based on the difference between $0.054 per share and the sales price per share so that the investor realizes at least a 110% return on his investment. There is no assurance that the 23,138,895 shares we are registering will be sufficient to fulfill the Look-Back provision if the price of Centrex's common stock falls to below $0.045 per share. See "RISK FACTORS- RISKS RELATED TO THIS OFFERING".

                      PENDING OR POSSIBLE LEGAL PROCEEDINGS

         Centrex is a plaintiff in a lawsuit filed in the district court of Tulsa County on January 24, 2002 against Frederick Slicker, our former corporate counsel. The petition alleges that Slicker took various actions which were against the interests of the plaintiff, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs which constitutes negligence. We are seeking compensatory and punitive damages. On March 25, 2002, Slicker filed counterclaims against Centrex and others alleging, among other things, breach of contract, conversion and breach of fiduciary duty. Slicker is seeking actual, exemplary and punitive damages in excess of $10,000 each plus cost of litigation. We believe that Slicker's counterclaims are frivolous and we intend to vigorously defend against such claims; however, there is no assurance that we will prevail (See "RISK FACTORS- Risks Related To Our Business- We Are The
Plaintiffs In A Lawsuit With Our Former Counsel....").

         On March 24, 2003 Centrex entered into an amended agreement with Jack Luchese to become Centrex's new Chief Executive Officer on a full-time basis if Centrex was successful in raising at least $2,000,000 (net of fees and expenses) on or before January 1, 2004. In the interim, he agreed to be a consultant to Centrex. However, the arrangements are being placed on hold pending renegotiation of the agreement. During the renegotiation process, Mr. Luchese is not serving Centrex on a formal basis. The outcome of this renegotiation is uncertain and we do not know if the differences between us and him will result in litigation (See "RISK FACTORS- Risks Related To Our Business- We Are Working
To Resolve Our Differences With A Consultant....)


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         DR. THOMAS R. COUGHLIN, JR., age 53, has been our officer and director since February 1, 2002. He was previously our medical advisor. Centrex, Inc. is a founding member of the Homeland Security Technology Council (HSTC), an industry organization of Homeland Security/Defense technology business leaders, scientists and public officials whose purpose is to facilitate the adoption of effective Homeland Security/Defense technologies. Dr. Coughlin serves as chairman and director of HSTC. Dr. Coughlin was also recently appointed to the board of directors of Bio-Defense Research Group, Inc., a privately-held company.

         For more than 25 years prior to joining Centrex in January 1999, Dr. Coughlin was a cardiovascular and transplant surgeon. He holds an undergraduate degree in Chemistry from Seton Hall University (B.S.) and is a graduate of the University of Rochester School of Medicine and Dentistry (M.D.). He did his cardiovascular and transplant surgical training at the University of Illinois and Cook County Hospital in Chicago. Dr. Coughlin was Assistant Professor and Chief of Transplant Surgery at the University of Maryland from 1986 to 1990, starting the heart transplant program and performing the first successful heart transplant at the University Hospital. During that time, he also served as Medical Director of the Maryland Organ Procurement Center. From 1992 to 1995, he was Medical Director of Cardiovascular Surgical Services at Alexandria Hospital in Alexandria, VA, and from 1991 to 1995, he was Assistant Clinical Professor, Thoracic and Cardiovascular Surgery, at George Washington University Medical Center in Washington, D.C. From 1995 to January 1999, Dr. Coughlin practiced cardiovascular surgery in Tulsa, OK and was Assistant Clinical Professor at the University of Oklahoma Medical School.

         Directorships held in reporting companies. Dr. Coughlin is a director of Clear Image, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows the persons known by us to be the beneficial owners of more than 5% of Centrex's common stock as of September 19, 2003 and the security ownership of management.

                                                                                                Percentage of
                                                 Relationship               Security            Outstanding
        Name and Address                         To Company                 Ownership           Shares
        ---------------------------------------- -------------------------- ------------------- ----------------

        Dr. Thomas R. Coughlin, Jr.              Chief Executive Officer    7,079,000 (1)       6.8%

        Officer  and  director  and  beneficial
        owners, as a group (1 person)                                       7,079,000           6.8%


(1) Includes options to purchase up to 5,000,000 shares of common stock on or before March 23, 2013 at an exercise price of $0.05 per share.


                            DESCRIPTION OF SECURITIES

         Centrex is authorized to issue up to 250,000,000 shares of common stock, par value $0.001 per share, of which 94,556,794 shares were issued and outstanding as of September 19, 2003. Centrex is also authorized to issue up to 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 100,000 shares were issued and outstanding prior to this offering. The shares of preferred stock are convertible into shares of common stock representing 15% of the issued and outstanding shares of common stock at the date of conversion (See "RISK FACTORS-RISKS RELATED TO THIS OFFERING").

         COMMON STOCK

         Voting Rights. Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election for the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting.

         Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Centrex has not paid cash dividends on its common stock. Holders of common stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available for such purpose. Centrex intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Centrex's financial condition and such other factors as the Board of Directors may consider.

         Liquidation Rights. Upon any liquidation, dissolution or winding up of Centrex, holders of shares of common stock are entitled to receive pro rata all of the assets of Centrex available for distribution to shareholders after all liabilities are paid and distributions are made to the holders of Centrex's preferred stock.

         Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Centex.


         PREFERRED STOCK

         Voting Rights. Holders of shares of preferred stock outstanding are entitled to one vote per preferred share on all matters submitted to a vote of the shareholders. Shares of preferred stock do not have cumulative voting rights.

         Dividend Rights. Holders of record of shares of preferred stock presently outstanding are not entitled to receive dividends when and if declared by the Board of Directors, unless such shares are converted into shares of common stock prior to the declaration of dividends.

         Interest. The shares of preferred stock presently outstanding do not bear interest.

         Liquidation Rights. Upon any liquidation, dissolution or winding up of Centrex, holders of shares of preferred stock are entitled to receive pro rata all of the assets of Centrex available for distribution to shareholders after all liabilities are paid and before distributions are made to the holders of Centrex's common stock.

         Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Centex.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Our legal counsel, Ronald C. Kaufman of Kaufman & Associates, PLLC is a Selling Security Holder. He is offering 3,000,000 shares of common stock pursuant to this Prospectus.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons we have the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise. We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS

Business Development

         We were incorporated under the laws of the state of Oklahoma on October 6, 1998 and have not been involved in bankruptcy, receivership or any similar proceeding. We are considered to be a development-stage organization for accounting purposes. We presently do not have any products for sale and we do not generate revenue or have other resources to fund operations. As expressed by our auditors in their opinion on our financial statements, these conditions raise substantial doubt about our ability to continue as a going concern. See "RISK FACTORS".

         We are a development-stage company that is seeking to develop and commercialize a system to rapidly detect harmful pathogens. Single Molecule Nucleic Acid Detection ("SMD"), the technology upon which the system is based, was invented by scientists at Los Alamos National Laboratory ("Los Alamos"). The technology is owned by the University of California (the "University"), which conducts research and development at Los Alamos for the U.S. Department of Energy. The technology can rapidly detect harmful pathogens by matching the DNA or RNA fingerprint of the organism.

         We own the exclusive worldwide license to SMD. In 1999, we acquired the exclusive license for detecting the deadly form of E.coli bacteria and entered into a development agreement with Los Alamos to make a prototype system. Development of that system was not completed due to lack of funding. On February 26, 2002, our license to SMD was expanded to include all fields of use. On November 13, 2002, Centrex and the University and Los Alamos entered into a revised development agreement to build a prototype system to detect harmful pathogens, primarily those associated with biowarfare/bioterrorism. The cost of the revised development agreement was $640,266, of which we have paid $391,270 to date. The remaining balance of $248,996 is payable in seven (7) monthly installments of $35,570. We presently do not have the funds necessary to fund the remaining monthly obligation beyond October, 2003. We are presently seeking the capital necessary to fund the remaining balance. If we are not successful in raising the capital necessary to fund the remaining monthly obligation, then Los Alamos may have the right to terminate the license, which could have a material adverse effect on our future prospects. See "RISK FACTORS."

         We have hired Stratos Product Development, LLC ("Stratos"), a private company that specializes in design and engineering services, and Micronics, Inc. ("Micronics"), a private company that provides custom designed lab cards and integrated systems, to work on developing key components of our planned product. Stratos has provided us with a development plan that could result in a Final Product as early as June of 2005. (See "Intellectual Property and Other Agreements" on page 23.) Stratos will work concurrently with Los Alamos and Micronics throughout the project. Stratos has begun building a functional initial prototype of our device that will incorporate the microfluidics lab cards currently being developed by Micronics. The initial prototype of our device is expected to be completed and ready for testing during March of 2004. So far we have paid $160,000 towards the initial prototype development, and we estimate that the initial prototype phase will require approximately $400,000 more to complete. We are presently seeking the capital necessary to fund the remaining initial prototype costs and to continue with the development plan, which has several more phases, including the Alpha and Beta prototypes, the Pre-Production prototype and Final Product. We estimate that getting to the Final Product stage by June 2005 will require approximately $10,000,000. We may not be successful in raising the capital on acceptable terms, if at all. If we have any delays in obtaining funds, it could take significantly longer to develop the product and we may not be successful in developing any products based on the SMD technology. See "RISK FACTORS".

OUR PLANNED PRODUCT AND ITS POTENTIAL MARKETS
         Single Molecule Detection is an emerging field within bio-nanotechnology. The SMD technique uses the unique DNA (or RNA) fingerprint of an organism, whether bacteria or virus, to detect an organism's presence. This is accomplished by first obtaining a sample (air, water, etc.), then extracting and splitting the DNA. A primer is then introduced that is specific for the target nucleic acid being sought (DNA or RNA). If the target is present, the primer binds to the target and initiates the generation of a new strand of DNA. One of the chemical building blocks of the new strand is labeled with a fluorophore and many of these new labeled building blocks are incorporated into the new strand. A fluorophore is a chemical which emits a very specific wavelength of light when stimulated by a laser or other energy source. The sample is then subjected to laser analysis, which not only determines whether the organism is present but also in what quantities.

         We are initially developing an automated fully-integrated system, based on the SMD technology, which enables rapid detection of harmful pathogens in air. Our planned product is designed to be an easy-to-use system that automatically collects the samples, prepares the DNA or RNA, performs the analysis rapidly (using disposable microfluidics cartridges and miniaturized laser components), and communicates results directly to the end-user via specially integrated software. Our goal is to produce test results within 30 minutes after a sample is collected. Our business model includes generating revenue from selling detection devices, supplying the disposable microfluidics cards that the device requires, and eventually providing monitoring services. We are focusing our efforts on those applications where rapid DNA testing results are particularly important, including biothreat detection, food processing, and water supply markets. If our planned product is commercialized, we believe that potential customers include commercial air carriers, the United States Postal Service, Federal office buildings, commercial office buildings, military, state and local government buildings, sports arenas, and shipping terminals, food processors and water treatment systems.

         Current Detection Methods
         -------------------------
         The two most commonly used methods for detecting bacteria or viruses are microbial culture and Polymerase Chain Reaction or "PCR". With microbial culture, a sample from the environment is placed into a small laboratory dish containing a nutrient rich media. The microbial culture is allowed to grow for a specified period of time, usually between 24-48 hours. The sample is then examined and a determination is made as to whether an organism is present in the sample. Although highly accurate, the disadvantages of microbial cultures are the time required to determine the presence of an organism , the need for a laboratory and an expertise in culture preparation and analysis. Advances in molecular biology have led to the development of techniques for reading the genome and for detecting the presence of a known DNA sequence. Today, the most widely used method for DNA analysis is known as PCR. With DNA analysis, a sample from the environment is prepared by breaking down the cellular structure to extract the DNA. Once the DNA is purified, the PCR process begins. With PCR, the DNA is first "amplified" or replicated until a sufficient quantity of DNA is present. Fluorescent dyes are then used to detect whether an organism is present, based on the DNA profile, in a process known as Southern Blot Electrophoresis. Because PCR was invented as an amplification technology it has limits as a detection technology. PCR is very sensitive and is able to detect very small amounts of DNA, however PCR requires about 3-8 hours to complete, plus an additional 3 hours sample preparation time, which must usually be performed by a trained technician. In addition, because the DNA is replicated many times, any DNA contamination is also replicated, often rendering the test useless. In the case of a naturally occurring bioagent that is harmless in small concentrations (e.g. anthrax in rural setting), PCR may give false positives.

         Limitations of Current Detection Methods
         ----------------------------------------
         Highly Skilled Technicians; Special Laboratory Required. Commonly used methods require skilled scientists and technicians in a special laboratory setting, including, in many cases, separate rooms to prevent contamination of one sample by another. Some attempts are being made to automate portions of the PCR process.

         Large and Inflexible Equipment. Most currently available equipment is large and inflexible and is typically configured to accommodate only one assay, or test, procedure. New designs are attempting to address miniaturization for PCR equipment.


         Long Time to Result. Current sample preparation, amplification and detection technologies rely on manual or semi-automated processes that often require days to complete. Through use of optical density measurements, new PCR instruments are attempting to reduce analysis times.

         Sensitivity Constraints. Existing technologies accept and process only very small sample volumes, forcing laboratory technicians to spend significant effort in concentrating larger samples in order to obtain the required level of sensitivity.

         Lack of Automation and Integration. We believe that current amplification and detection systems do not fully automate and integrate sample preparation or the extraction, purification and concentration of DNA or RNA into their processes.


         The Centrex Solution
         --------------------
         We believe that DNA testing--particularly in those areas where rapid results are important, such as biothreat detection, food processing, and water supply markets-- will only achieve its full market potential upon the development of advanced instruments and integrated processes that are automated, easy to use, and produce rapid and reliable results. We believe that the SMD technology represents a significant step in achieving this market potential for the following reasons:

         No Amplification Is Necessary--Because the SMD technology is able to detect the most minute levels of DNA or RNA, down to a single molecule, no amplification of the target DNA is necessary. This is a benefit not only in terms of time, but also in terms of minimizing both expense and the likelihood of false positive/negative results that are common with conventional amplification testing methods.

         Designed for Portability and Ease of Use-- Our system is designed to be easy to use, enabling non-scientific personnel to conduct sophisticated DNA analysis. Our system is designed to be portable and to operate in a wide range of environments, such as airplanes, office buildings, factories or combat zones.

         Designed to Produce Rapid Results--Because no amplification is needed, results can be produced more rapidly than conventional testing methods.

         Modular and Flexible System Design--Our system is designed to test for multiple organisms simultaneously. Our system is designed to be modular, enabling us to build products to meet the testing needs of a variety of potential markets.

DISTRIBUTION METHODS

         If the SMD technology is developed into a commercially viable product, we intend to develop marketing and distribution capabilities through business alliances with companies that already have established such capabilities. We may not be successful in developing such alliances on acceptable terms or at all. If not, then we may have to develop our own marketing and distribution capabilities internally. We have no experience in product manufacturing, product marketing, sales or distribution and we may not be successful in developing such business alliances or our own sales, marketing and distribution capabilities. See "RISK FACTORS- Risks Related to Our Business."

COMPETITIVE BUSINESS CONDITIONS

         We expect to encounter intense competition from vendors of established DNA testing platforms, particularly PCR-based testing products, such as Cephid and Applied Biosystems. Several companies provide instruments and reagents for DNA amplification or detection. Applied Biosystems, Hoffmann La Roche, BioRad and Stratagene sell systems integrating amplification and detection (sequence detection systems) to the commercial market. Idaho Technologies sells sequence detection systems to the military market. Hoffman LaRoche, Abbott, and GenProbe sell large batch sequence detection systems, some with separate robotic batch DNA purification systems and sell reagents to the clinical genetic assessment market. Organon Teknika, Promega and Qiagen are competitors in the area of sample preparation, selling both sample preparation kits and robotic systems.

         In order to compete against vendors of conventional products, we will need to demonstrate the advantages of our products over alternative well-established technologies and products. We will also need to demonstrate the potential economic value of our products relative to these conventional technologies and products.

         In many instances, our competitors have or will have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations. Moreover, competitors will have greater name recognition than we do, and may offer discounts as a competitive tactic. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial
resources,   technical   expertise  or   marketing,   distribution   or  support
capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with our technologies

         We will also face competition from both established and development-stage companies that continually enter these markets. Our competitors may succeed in developing or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and potential products obsolete. As these companies develop their technologies, they may develop proprietary positions that prevent us from successfully commercializing our products.

         We will also need to compete effectively with companies developing their own microfluidics technologies and products, such as ACLARA Biosciences, Caliper, and Nanogen. Other companies we are aware of that are involved in microfluidic research include Affymetrix, Motorola, 3M and Applied Biosystems. Microfluidic technologies have undergone and are expected to continue to undergo rapid and significant change. Rapid technological development may result in our products or technologies becoming obsolete. Products we offer could be made obsolete either by less expensive or more effective products based on similar or other technologies. Our future success will depend on our ability to establish and maintain a competitive position in these and future technologies.

         We will also compete against universities and public and private research institutions. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we need for the development of our products. Licenses to such proprietary technology may not be available to us on acceptable terms, if at all. See ("RISK FACTORS").


INTELLECTUAL PROPERTY AND OTHER AGREEMENTS

         Exclusive License Agreement with University of California
         ---------------------------------------------------------
         On February 25, 2002, Centrex and the University of California entered into a modified license agreement, whereby Centrex was granted exclusive rights to the SMD technology for all fields of use. We paid a modification fee of $15,000, which was recorded as an expense, and agreed to pay $10,000 within thirty (30) days of issuance of a patent. A patent has not yet issued. A copy of the license modification is incorporated herein by reference to Exhibit 10.9 of Form 10-QSB for the quarter ended June 30, 2002, filed September 19, 2002.

         Pursuant to the modified license agreement, the University of California will receive a royalty equal to three and one half percent (3.5%) of net sales of products using the DNA-based microbial detection system, and any additions, extensions and improvements thereto; an annual license fee of $5,000 payable in advance on January 2 for each year the license agreement is in effect; and 50% of other payments, including sublicense issue and annual fees received from sublicense(s) in consideration for the licensed invention. The royalty obligation will cease after the expiration of the last patent that covers the licensed intellectual property. If a U.S. patent is not issued, then we intend to renegotiate our license agreement with the University of California. We may not be successful in renegotiating the license in the event a patent does not issue and we may not be able to successfully compete in the marketplace without a patent or renegotiated license. See "RISK FACTORS".

         Patent Applications related to single molecule detection method
         ---------------------------------------------------------------
         The single molecule detection method is owned by the University of California, and in December of 1999, they filed a U.S. patent application. The initial ruling by the U.S. Patent & Trademark Office rejected the claims in the patent application, however, the University of California has filed an appeal. The appeals process is lengthy and there is no assurance that the appeal will be successful or that a U.S. patent will issue. The University of California has filed international patent applications for the single molecule detection method in Canada, Europe, and Japan. No international patents have been issued and there is no assurance that any will be issued. See "RISK FACTORS."

         Payable to University of California pursuant to revised development agreement
         -----------------------------------------------------------------------
         The revised development agreement obligates Centrex to pay a total of $640,226, of which $391,236 has been paid to date. The $248,990 balance is payable in seven (7) monthly installments of $35,570. Although we are current in our payments, we presently do not have the funds necessary to pay the remaining balance and are seeking the necessary funding. We may not be successful in raising the capital on acceptable terms, if at all. The University of

California may have the right to terminate the license if Centrex is unable to pay the monthly fees. See "RISK FACTORS."

         Agreement with Micronics
         ------------------------
         We have entered into an agreement with Micronics, Inc. ("Micronics") to develop the integrated disposable microfluidics lab card to be used in our planned product. Micronics has provided us a three-phase development plan and is presently working on Phase I, which is to develop a lab card for the initial prototype device. We have paid $60,000 to Micronics so far and estimate that another $150,000 will be required to complete Phase I. A preliminary estimate to commence and complete Phases II and III, combined, ranges from $350,000 to $400,000 in total. Our agreement does not obligate us to begin Phase II or Phase III if we are not financially able to do so or if we elect not to proceed with the project, however, once we commit to begin the next development phase, we are obligated to pay for it in full. Payments to Micronics are expensed as incurred.

         Agreement with Stratos
         ----------------------
         We have entered into an agreement with Stratos Product Development, LLC ("Stratos") to build the commercial version of our planned product. Stratos has provided us with a development plan that could produce a Final Product as early as June of 2005. The development plan includes building the initial prototype (to be completed March 2004), the Alpha and Beta prototypes (commenced and completed during 2004), the Pre-Production prototype (commenced during 2004 and completed during 2005), and the Final Product (as early as June of 2005). Stratos will work concurrently with Los Alamos and Micronics throughout the development phases. To date, we have paid Stratos $100,000 to begin building the initial prototype and are contractually obligated to pay another $250,000 to complete the initial prototype phase. Stratos has estimated that the Alpha Prototype phase will cost about $900,000. No official estimates for the Beta Prototype, the Pre-Production Prototype or the Final Product phase are available, however, we believe, based on preliminary discussions with Stratos, that it could cost as much as $10,000,000 to reach the Final Product stage by June of 2005. Our agreement with Stratos does not obligate us to begin a new development phase if we are not financially able to do so or if we elect not to proceed with the project, however, once we commit to begin the next development phase, we are obligated to pay for it in full. Payments to Stratos are expensed as incurred.

         Employment Agreement with Dr. Thomas Coughlin
         ---------------------------------------------
         Centrex has an employment agreement with Dr. Thomas Coughlin, which automatically renews for successive two-year periods after May 1, 2004, wherein Dr. Coughlin is to receive an annual salary of $200,000 payable in 24 semi-monthly installments. The agreement provides for customary employee benefits, bonuses, reimbursement of expenses, and indemnification. If Dr. Coughlin resigns or is terminated, then he may be entitled to a separation payment of up to two-year's salary plus benefits and bonuses. We presently do not have the funds to pay Dr. Coughlin pursuant to the employment agreement through the end of 2003. We are seeking capital to fund the employment agreement through the end of 2004, however, we may not be successful in raising the capital on acceptable terms, if at all. We are dependent upon the services of Dr. Coughlin and the loss of his services together with our inability to find a qualified replacement could have a material adverse effect on our business. See "RISK FACTORS".

         Amended Employment Agreement with Jack Luchese
         ----------------------------------------------
         On March 24, 2003, Centrex and Jack Luchese entered into an amended employment agreement whereby he agreed to become Centrex's new Chief Executive Officer, subject to Centrex raising a minimum of $2,000,000 (net of fees and expenses) on or before January 1, 2004. In the interim, he agreed to be a consultant for Centrex. The arrangements, however, have been placed on hold pending renegotiation of the agreement. During the renegotiation process, he is not serving Centrex on a formal basis. The outcome of this renegotiation is uncertain and we do not know if the differences we have with him will result in litigation. See "RISK FACTORS- RISKS RELATED TO OUR BUSINESS."

GOVERNMENT REGULATION
         We are not presently aware of any government approval required before our planned product can be sold in the United States, our initial geographic market. There is no assurance, however, that our planned product is not subject to or will not become subject to government approval in the future. Should the product be adopted for food and water processing and medical applications, approval by the FDA, CDC, EPA or USDA may be necessary. See "RISK FACTORS"

EMPLOYEES

         We have an employment agreement with Dr. Thomas Coughlin, Jr., our CEO. We rely primarily on third parties for product development activities, legal, investor relations, accounting, financial reporting, and administrative support. See "RISK FACTORS."


                                PLAN OF OPERATION

(i)  Cash Requirements

         As of the date of this prospectus, Centrex had approximately $125,000 in cash. We must complete additional financing initiatives during 2003 to generate the liquidity necessary to continue our operations. Our present financial commitments through the end of March 2004 include $248,996 to the University of California pursuant to the revised development agreement, approximately $400,000 to complete the initial prototype device, an estimated $100,000 pursuant to Dr. Coughlin's employment agreement, and an estimated $250,000 for legal and administrative expenses. During 2004, we estimate that approximately $7,500,000 will be required to advance the product development through the Alpha and Beta prototype phases. During 2005, we estimate that $2,500,000 will be required to commence and complete the Pre-Production prototype and the Final Product phases, and to begin manufacturing and marketing efforts. If we are successful in raising the required capital, we may use it more rapidly than anticipated. We may seek to raise the funds through the exercise of options and warrants, equity or debt financings, collaborative arrangements with corporate partners or other sources, which may be dilutive to existing stockholders or otherwise have a material effect on our current or future business prospects. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, we may have to relinquish economic and/or proprietary rights to our technology. If fund is not available, we may be required to significantly reduce, refocus or cease our development efforts. See "RISKS FACTORS."

(ii) Product Development and Research Plan for the Next Twelve Months

         During the next twelve months, if sufficient funds are available, Micronics is expected to complete development of the preliminary integrated microfluidics card to be used in our planned product. During the next twelve months, if sufficient funds are available, Stratos is expected to complete the Initial Prototype phase, and to commence and complete the Alpha and Beta prototype phases. We expect that Stratos will commence and complete the Pre-Production prototype and Final Product phases during 2005. Our product development efforts, however, may not be successful. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential product may be ineffective, or unsafe, or difficult or uneconomical to manufacture on a large scale, fail to achieve market acceptance or are precluded from commercialization by proprietary rights of third parties. Although we could have a product ready for sale as early as June 2005, we cannot predict with any degree of certainty when, or if, the research, development, or testing, will be completed. See "RISK FACTORS-RISKS RELATED TO OUR TECHNOLOGY."

(iii) Expected Purchased or Sale of Plant and Significant Equipment.

         None.

(iv)   Expected Significant Changes in Number of Employees.

         None.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "NOTES TO FINANCIAL STATEMENTS- Related Party Transactions."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         (a) Market information.

         Our common stock is traded over-the-counter under the trading symbol "CNEX". Trading in our common stock began December 24, 2001. The high and low bid information was obtained from Townsend, Inc. The quotations may reflect inter-dealer prices, without mark-ups, mark-downs, or commissions and may not represent actual transactions:

                                                             High         Low
                                                          --------     ---------
         Quarter Ended June 30, 2003....................... $0.158      $0.054
         Quarter Ended March 31, 2003...................... $0.230      $0.038
         Quarter Ended December 31, 2002................... $0.410      $0.230
         Period Ended September 30, 2002................... $0.650      $0.200
         Quarter Ended June 30, 2002....................... $0.660      $0.280
         Quarter Ended March 31,  2002..................... $1.300      $0.370
         From December 24, 2001 to December 31, 2001....... $1.750      $1.300

         (b) Holders.

         As of September 19, 2003, there were approximately 100 holders of record of our common stock.

         (c) Dividend Policy.

         We have not declared any dividends in the past and there is no present intent to declare dividends in the future.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


                                                                           Long Term Compensation
                                                                       ----------------------------------
                                          Annual Compensation                  Awards           Payouts
                                   ----------------------------------- ------------------------ ---------
                                                             Other                 Securities               All
                                                            Annual     Restricted  Underlying              Other
          Name and                                          Compen-      Stock       Options/     LTIP     Compen-
     Principal Position     Year      Salary       Bonus    sation       Awards       SARs       Payouts   sation
  ------------------------- ------ -------------- --------- ---------- ----------- ------------ --------- ----------

  Dr. Thomas Coughlin,      2002    $100,000(1)      $-0-    $-0-        $-0-          0         $-0-      $-0-
  Jr., CEO

  Gifford Mabie, CEO (2)    2001    $100,000(1)      $-0-    $-0-        $-0-          0         $-0-      $-0-
                            2000    $100,000(1)      $-0-    $-0-        $-0-          0         $-0-      $-0-


(1) Represents salary accrued but not paid by Centrex. At December 31, 2002, Dr. Coughlin and Mr. Mabie waived Centrex's obligation to pay the salary accrued through December 31, 2002.

(2) Mr. Mabie was Centrex's CEO during all of 2001. He resigned effective February 1, 2002.

                              AVAILABLE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You can find Centrex's SEC filings on the SEC's web site, www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement on Form SB-2 we filed with the SEC in connection with the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information as set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.


                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon by Kaufman & Associates, PLLC, 624 South Boston Avenue, 10th Floor, Tulsa, OK 74119.

                                     EXPERTS

         The balance sheet of Centrex as of December 31, 2002 and the statements of operations, shareholders' equity and cash flows for the period from inception (October 6, 1998) to December 31, 2002 and for the years ended December 31, 2002 and 2001, incorporated by reference in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Tullius Taylor Sartain & Sartain LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements
------------------------------
Balance Sheet at June 30, 2003 (Unaudited).............................     29

Statements of Operations From Inception (October 6, 1998)
To June 30, 2003 And For The Three Months And Six Months
Ended June 30, 2003 and 2002 (Unaudited)...............................     30

Statements of Cash Flows From Inception (October 6, 1998)
to June 30, 2003 And For The Six Months
Ended June 30, 2003 and 2002 (Unaudited)...............................     31

Notes to the Financial Statements (Unaudited)..........................     32




Audited Financial Statements
----------------------------
Independent Auditors' Report..........................................      41

Balance Sheet At December 31, 2002....................................      42

Statements Of Operations From Inception (October 6, 1998)
Through December 31, 2002 And For The Years Ended
December 31, 2002 and 2001...........................................       43

Statements Of Cash Flows From Inception (October 6, 1998)
Through December 31, 2002 And For The Years Ended
December 31, 2002 and 2001............................................      44

Statements Of Shareholders' Equity From Inception
(October 6, 1998) Through December 31, 2002...........................      45

Notes To Financial Statements From Inception
(October 6, 1998) Through December 31, 2002 And For
The Years Ended December 31, 2002 and 2001............................      46

                                 Centrex, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                            June 30, 2003 (Unaudited)


                                     ASSETS



Current Assets
Cash                                                               $ 318,712
Prepaid Consulting Fees                                              899,906
Prepaid Legal Fees                                                    38,970
                                                                   ---------
Total Current Assets                                               1,257,588
                                                                   ---------
Other Assets
Licensed Technology, net                                               5,319
Other Assets                                                         132,120
                                                                   ---------
Total Other Assets                                                   137,439
                                                                   ---------
TOTAL ASSETS                                                     $ 1,395,027
                                                                   =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable                                                    $ 11,423
Rent and Other Payables                                               15,514
Note Payables to Related Parties                                      21,393
Accrued Interest on Note Payables to Related Parties                  13,289
                                                                   ---------
Total Current Liabilities                                             61,619
                                                                   ---------
Shareholders' Equity
Preferred Stock, $0.001 par value, 5,000,000 shares authorized,
100,000 shares issued or outstanding                                     100
Common Stock, $0.001 par value, 250,000,000 shares authorized,
71,801,242 shares issued and outstanding                              71,801
Common Stock subscribed                                              (75,000)
Paid in Capital                                                    8,428,788
Deficit accumulated during the development stage                  (7,092,281)
                                                                   ---------
Total Shareholders' Equity                                         1,333,408
                                                                   ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $ 1,395,027
                                                                   =========


The accompanying notes are an integral part of the interim financial statements


                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Operations
           From Inception (October 6, 1998) Through June 30, 2003, and
              For The Six Months Ended June 30, 2003 and 2002, and
          For The Three Months Ended June 30, 2003 and 2002 (Unaudited)


                                            From inception
                                          (October 6, 1998)           Six Months Ended                   Three Months Ended
                                                   through     -------------------------------     -------------------------------
                                             June 30, 2003     June 30, 2003     June 30, 2002     June 30, 2003     June 30, 2002
                                           ---------------     -------------     -------------     -------------     -------------

Stock transfer fees                                  $ 710             $ 710               $ -             $ 490               $ -
Gain on early extinguishment of debt                88,591                 -            88,591                 -                 -
                                           ---------------     -------------     -------------     -------------     -------------

Expenses
Research and development                           576,391           223,420            15,853           116,710              (500)
Noncash consulting and legal expenses            3,709,206         1,705,696           735,429           723,111           227,515
Services contributed by employees                   40,125                 -                                   -                 -
Accrued Salaries                                   800,000                 -           200,000                 -           100,000
Compensation cost for options granted              579,000                 -                                   -                 -
Salary Expense                                      83,958            83,958                 -                                   -
General and administrative                       1,236,208           543,437           347,252           310,800           194,569
                                           ---------------     -------------     -------------     -------------     -------------
   Total operating expenses                      7,024,888         2,556,511         1,298,534         1,150,621           521,584
                                           ---------------     -------------     -------------     -------------     -------------
Operating loss                                  (6,935,587)       (2,555,801)       (1,209,943)       (1,150,131)         (521,584)

Interest expense                                   156,694             1,936            21,452               572             7,982
                                           ---------------     -------------     -------------     -------------     -------------
Net loss                                      $ (7,092,281)     $ (2,557,737)     $ (1,231,395)     $ (1,150,703)       $ (529,566)
                                           ===============     =============     =============     =============     =============
Weighted average shares outstanding             14,220,843        45,465,445        16,252,133        56,527,850        16,668,622
                                           ---------------     -------------     -------------     -------------     -------------
Loss per share                                     $ (0.50)          $ (0.06)          $ (0.08)          $ (0.02)          $ (0.03)
                                           ---------------     -------------     -------------     -------------     -------------




The accompanying notes are an integral part of the interim financial statements



                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
           From Inception (October 6, 1998) Through June 30, 2003, and
           For The Six Months Ended June 30, 2003 and 2002 (Unaudited)


                                 From inception
                                                          (October 6, 1998)             Six Months Ended
                                                                   through     ---------------------------------
                                                             June 30, 2003     June 30, 2003       June 30, 2002
                                                           ---------------     -------------       -------------

Operating Activities
Net Loss                                                      $ (7,092,281)     $ (2,557,737)       $ (1,231,395)
Plus Non-Cash Charges to Earnings:
Amortization Expense                                               412,760               222                 125
Accrued Salaries                                                   800,000                 -                   -
Value of services contributed by employees                          40,125                 -                   -
Services Contributed by Employees and Consultants                  744,200           177,000             409,670
Common Stock Issued for Services                                 3,055,862           791,087                   -
Compensation Cost for Non-Employee Options                       1,587,750         1,008,750                   -
Adjustment of LANL Development                                    (130,500)                -                   -
Gain on early extinguishment of debt                               (88,591)                -             (88,591)
Change in Working Capital Accounts:
Prepaid expenses                                                  (938,876)          (77,441)            (77,312)
Related party receivables                                                -                 -             (14,514)
Deposit- LANL Development Agreement                               (106,710)                -                   -
Deposit- Stratos                                                   (25,000)          (25,000)                  -
Accounts payable                                                    11,423           (11,255)             (2,954)
Interest payable                                                   150,074             1,935              13,468
Accrued salaries                                                         -                 -             100,000
Payable to Tequesta Capital                                              -                 -             240,300
Rent and other expenses payable to related parties                  15,514             6,767             (13,273)
                                                           ---------------     -------------       -------------
Net cash used in operating activities                           (1,564,250)         (685,672)           (664,476)
                                                           ---------------     -------------       -------------

Financing Activities
Sale of Preferred Stock to Third Parties                            50,000            50,000                   -
Sale of Common Stock for Cash to Third Parties                   1,964,337           969,353             225,000
Common stock subscribed                                            (75,000)          (75,000)                  -
Payment of common stock subscribed                                  50,000                 -                   -
Loans from Related Parties                                         403,858                10                   -
Repayment of Loans from Related Parties                            (73,233)                -             (10,556)
Repayment of Shareholder Loans                                    (150,500)                -                   -
                                                           ---------------     -------------       -------------
Net cash provided by financing activities                        2,169,462           944,363             214,444
                                                           ---------------     -------------       -------------
Investing Activities
Purchase of Licensed Technology                                     (7,000)                -                   -
Purchase of  Sponsored Research                                   (279,500)                -                   -
                                                           ---------------     -------------       -------------
Net cash used in investing opportunities                          (286,500)                -                   -
                                                           ---------------     -------------       -------------
Change in Cash                                                     318,712           258,691            (450,032)

Cash at Beginning of Period                                              -            60,021               5,278
                                                           ---------------     -------------       -------------
Cash at End of Period                                            $ 318,712         $ 318,712          $ (444,754)
                                                           ===============     =============       =============
Supplemental Disclosure of Cashflow Information
Cash Paid for Interest                                           $   1,582               $ -             $ 1,582
                                                           ---------------     -------------       -------------
Non-cash investing and financing activities
Common stock issued as payment of loans to related parties       $ 206,925         $ 204,900          $    2,025
Gain recognized upon settlement of note payable                     88,591                 -                   -
                                                           ---------------     -------------       -------------



 The accompanying notes are an integral part of the interim financial statements

                                  Centrex, Inc.
                          (A Development Stage Company

                          Notes To Financial Statements
            From Inception (October 6,1998) Through June 30, 2003 and
           For The Six Months Ended June 30, 2003 and 2002 (Unaudited)


Note 1--Organization and Summary of Significant Accounting Policies

Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and do not include all information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. However, the information furnished reflects all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary in order to make the financial statements not misleading.

Organization and Nature of Operations
Centrex, Inc. ("Centrex" or "the Company") owns an exclusive worldwide license to develop, manufacture, and market products using Single Molecule Detection, a technology invented at Los Alamos National Laboratory ("LANL"). The technology is owned by the University of California, which conducts its research at LANL. The technology is designed to rapidly detect bacteria or viruses by matching the DNA of the organism. The Company has entered into a development agreement with the University and LANL to build a prototype system that enables rapid detection of harmful pathogens, including potential biothreat agents.

Development Stage Operations
The Company was incorporated on October 6, 1998, under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital to fund development of its planned product using its licensed technology.

Income Taxes
The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Compensation of Officers and Employees
Prior to April 1, 2001, the Company's officer, employees and certain consultants served without pay or other non-equity compensation. The fair value of these services was estimated by management and recorded as an expense with an offsetting entry to paid in capital. As a result, from inception to April 1, 2001, the Company recorded $375,125 for these services. Effective April 1, 2001, the Company began accruing compensation pursuant to employment agreements. On December 31, 2002, the Company's officer and employees agreed to and executed documents releasing the Company from its $800,000 accumulated salary obligation up to that date under their existing employment agreements. On March 24, 2003, certain employment agreements ended (except for the indemnification provisions) and consulting agreements that expire December 31, 2003, were entered into by the Company and the former employees.

Stock-based Compensation
The Company accounts for stock-based compensation arrangements for employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure (an amendment of FASB Statement No. 123)." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the related Emerging Issues Task Force ("EITF") Consensuses.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards
The Financial Accounting Standards Board ("FASB") periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. Management has reviewed the recently issued pronouncements and concluded that the following new accounting standards are potentially applicable to the Company.

In June 2002, the FASB voted in favor of issuing SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The Company will be required to adopt SFAS No, 146 for exit or disposal activities initiated after December 31, 2002. The Company does not expect a material impact from the adoption of SFAS No. 146 on its financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not expect the adoption of SFAS No. 150 to have a significant impact on the Company as the Company has not issued any financial instruments falling within the scope of SFAS No. 150.

Note 2--Uncertainties

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the early stages of development and has no sources of revenue to fund the development of its planned product and to pay operating expenses, resulting in a cumulative net loss of $7,092,281 for the period from inception (October 6, 1998) to June 30, 2003, and a net loss of $2,557,737 and $1,231,395 for the six months ended June 30, 2003 and 2002, respectively. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company's cash resources are not sufficient for the next twelve months. We will need to complete additional financing initiatives in early 2003 to generate the liquidity necessary to continue our operations. Due to current economic conditions, we may not be able to secure additional financing on acceptable terms, it at all.

Note 3--Other Assets and Licensed Technology, Net

Other assets consisted primarily of $106,710 paid pursuant to the revised development agreement with the University and LANL. This amount represents a 90-day advance payment that will be held by LANL and used to pay the last three months of development pursuant to the agreement.

Note 4--Commitments and Contingencies

Exclusive License Agreements with University of California
On February 25, 2002, the Company and the University of California entered into a modified license agreement, whereby the Company was granted exclusive rights to the DNA-based single-molecule detection technology. The Company paid a modification fee of $15,000, which was recorded as an expense, and agreed to pay $10,000 within thirty (30) days of issuance of a patent.

Pursuant to the modified license agreement, the University of California will receive a royalty equal to three and one half percent (3.5%) of net sales of products using the DNA-based microbial detection system, and any additions, extensions and improvements thereto; an annual license fee of $5,000 payable in advance on January 2 for each year the license agreement is in effect; and 50% of other payments, including sublicense issue and annual fees received from sublicense(s) in consideration for the licensed invention. The royalty obligation will expire after the expiration of the last to expire patent that covers the licensed intellectual property. If a U.S. patent is not issued, the Company intends to renegotiate with the University of California for a licensing term of at least 17 years, the normal life of U.S. Patent.

Patent Applications related to single molecule detection method The DNA-based single molecule detection method is patent-pending. The method is owned by the University of California, and in December of 1999, they filed a U.S. patent application. An initial ruling by the U.S. Patent & Trademark Office rejected the claims in the patent application. The University of California filed an appeal on August 22, 2002. The appeals process is lengthy, and there is no assurance that the appeal will be successful or that a U.S. patent will be issued. The University of California has filed patent applications in Canada, Europe, and Japan. No patents have been issued, and there is no assurance that any will be issued.

Payable to University of California pursuant to revised development agreement The revised development agreement with the University of California obligates the Company to pay $640,226, of which $142,280 was paid upon execution of the agreement. The balance is payable in monthly installments of $35,570. According to the terms of the Modified License, the University of California may have the right to terminate the license if the Company is unable to pay the monthly development fees pursuant to the revised development agreement. The revised development agreement eliminated $130,500 owed pursuant to a previous development agreement. This amount has been credited to research and development expense in the statement of operations.

Agreement with RFG
On October 15, 2002, the Company entered into an agreement with Remington Financial Group, Inc. (RFG). to locate possible funding opportunities for the Company. For these services, Centrex paid $5,000 to RFG. Pursuant to the agreement, if RFG is successful in finalizing a loan for Centrex, Inc., then RFG shall receive an origination fee in an amount equal to 2.0% - 2.5% of the gross amount of the loan. To date, RFG has not been successful in locating possible funding for the Company.

Agreement with Crescent Fund, Inc.
On June 24, 2002, the Company entered into an agreement for a six month period with Crescent Fund, Inc. to provide institutional investor relations services and to assist the Company in its efforts to secure funding. For a period of 3 years after the agreement expires, the Company is obligated to pay Crescent a fee equal to 7% of the amount of any transaction completed by the Company with any entity first introduced to us by Crescent

Agreement with Montauk Financial Group
On August 26, 2002, the Company entered into a one year agreement with Montauk Financial Group. Pursuant to this agreement, Montauk Financial Group will provide investment banking and other advisory services related to business and operations, and merger and acquisition candidates. Pursuant to the Agreement, the Company paid Montauk $10,000 as a retainer, 150,000 shares of the Company's restricted common stock and a warrant to purchase up to 250,000 shares of Centrex, Inc. common stock at a price of $0.50 per share on or before August 26, 2007. If Montauk Financial Group facilitates a merger, acquisition or sale transaction for Centrex, Inc., Montauk will be compensated in accordance with the following schedule; 5% of the first $2 Million; 4% of the following $2 Million; 3% of the following $2 Million; 2% of the following $2 Million, and 1% of the balance of the value of the transaction. For any other transactions facilitated by Montauk the Company will pay (i) a cash transaction fee in the amount of 10% of the amount raised, (ii) a 3% non-accountable expense allowance and (iii) placement agent warrants at an exercise price no more favorable as given to the investors in a transaction, equal to 10% of the ownership given to any equity raised. If the Company receives any additional capital within thirty-six months from the closing of any financing from a source introduced by Montauk or its affiliates, the Company will pay to Montauk a cash fee of 10% of the amount raised at the closing of any such financing.

Agreement with HD Brous & Co., Inc.
On February 6, 2003, the Company engaged HD Brous & Co., Inc. ("Brous"), a NYSE member, as the company's managing underwriter to raise up to $20 million on a "best efforts" basis. The Company agreed to pay Brous a 10% commission and a 3% non-accountable expense allowance (of which the Company has paid $5,000) at the closing of any financing. Upon the closing of an offering, the Company has agreed to grant to Brous a five year option (with a cashless exercise provision) to purchase up to 20% of the number of shares sold in the offering at an exercise price per share equal to 100% of the offering price. On June 30, 2003, the Company issued a letter to Brous indicating that the Company was canceling the existing letter of intent due to the Company's need for significant cash requirements and the fact that it's relationship with Brous had not produced any funding for the Company. The Company has received no further communication from Brous.

Agreement with Jack Luchese
The Company and Mr. Jack Luchese have entered into an amended employment agreement effective March 24, 2003, whereby Mr. Luchese has agreed to become Chief Executive Officer of the Company on or before January 1, 2004, subject to certain funding conditions However, the arrangements are being placed on hold pending renegotiation of the agreement. During the renegotiation process, Mr. Luchese is not serving the Company on a formal basis.

On March 24, 2003, Mr. Luchese purchased 100,000 shares of our preferred stock for $50,000 in cash. The preferred stock is convertible into shares of common stock representing 15% of the Company's issued and outstanding shares of common stock at the date of conversion. If the Company has not raised at least $2,000,000 on or before January 1, 2004, the Company can repurchase 50,000 shares of Mr. Luchese's preferred stock at a purchase price of $25,000. Mr. Luchese will then own preferred stock convertible into shares of common stock representing 7.5% of the Company's issued and outstanding shares of common stock at the date of conversion.

Agreement with Micronics
On May 13, 2003, the Company entered into an agreement with Micronics, Inc. ("Micronics"). Micronics provides custom designed lab cards and integrated systems on behalf of clients using intellectual property that is proprietary to Micronics. Pursuant to the agreement, Micronics has devised a comprehensive project outline that targets delivery of reproducible working prototype lab cards to be used in conjunction with the ongoing development at LANL of the Company's licensed technology that enables rapid detection of harmful pathogens, including potential biothreat agents. At June 30, 2003, the Company had paid $15,000 to Micronics to begin the first phase of this agreement. Additional fees will be expensed as they are incurred.

Agreement with Stratos
On May 23, 2003, the Company entered into an agreement Stratos Product Development, LLC ("Stratos"), a Washington Company, specializing in design and engineering services. Pursuant to this agreement, Stratos will work concurrently with Los Alamos to evaluate the current research effort, review the evaluation findings from a productization perspective, and present recommendations. Additionally, they will provide the foundation for establishment of a target market and established product requirements. At June 30, 2003, the Company had paid $25,000 to Stratos which will be applied against future invoices. Additional fees will be expensed as they are incurred.

Note 5--Common Stock

On January 6, 2003, the Company issued 875,000 shares of restricted common stock valued at $70,000 as payment for legal services; 500,000 shares of restricted common stock valued at $40,000 to a consultant for website design services; 300,000 shares of restricted common stock valued at $24,000 as consideration for entering into a lease for office space; and 300,000 shares of restricted common stock to Emergency Filtration Products, Inc. ("EMFP") in exchange for 400,000 restricted shares of EMFP valued at $71,400. On March 24, 2003, the Company sold the restricted shares of EMFP in a private transaction for $47,354 in cash. The Company valued the shares of its common stock issued on January 6, 2003 based on the closing market price less a 50% discount for the restrictive nature of the shares of common stock issued.

On January 7, 2003, the Company entered into an agreement with a consultant to perform marketing and company development services. Pursuant to the agreement, the Company will pay 750,000 shares of stock to the consultant. At March 31, 2003, the Company had recorded the $150,000 value of the shares as a liability. The value of the shares to be issued was calculated using $0.20 which was the closing stock price of the Company's common stock on the date of the transaction.

On January 15, 2003, the Company amended its original consulting agreement with Madison and Wall dated November 12, 2002. The amendment revised the compensation section of the original agreement to authorize the Company based upon Madison and Wall's performance to issue up an additional 1,750,000 shares of common stock. The shares were valued at $0.07 per share which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recognized $122,500 in consulting expense related to this transaction.

On January 15, 2003, the Company amended its consulting agreement with Andreas Cyppek to issue an additional 1,400,000 shares. The additional shares were valued at $0.07 per share which was the closing price of the Company's common stock on the date of the original agreement. The Company recorded $98,000 related to this stock issuance as prepaid expense that will be amortized over the remaining life of the original agreement.

On January 15, 2003, the Company issued 300,000 shares to a consultant for work relating to the financial accounting of the Company. The shares were valued at $0.07 per share which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recognized $21,000 in consulting expense related to this transaction.

On January 15, 2003, the Company issued 31,250 shares of its common stock to Alpha Web Design pursuant to a consulting agreement whereby Alpha Web Design will provide services for one year relating to the Company's web site maintenance. The shares were valued at $0.07 which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recognized $2,188 in consulting fees related to this stock issuance.

On January 15, 2003, the Company issued 3,471,150 shares of its common stock as payment in full of $204,900 of outstanding principal and interest due to related parties.

On January 21, 2003, the Company issued 250,000 shares of its common stock pursuant to the exercise of options. The Company received $250 in cash.

On January 29, 2003, the Company issued 500,000 shares of its common stock pursuant to the exercise of options. The Company recorded the $500 value of the options as legal expense.

On February 5, 2003, the Company sold 176,800 shares of its common stock to foreign investors for $7,514 in cash. The shares were valued at $0.05 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On March 13, 2003, the Company issued 125,000 shares of its common stock pursuant to the exercise of outstanding options. The Company received $125 in cash.

On March 21, 2003, the Company sold 2,500,000 shares of its common stock to a foreign investor for $0.03 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recorded $75,000 as a subscription receivable related to this transaction

On March 24, 2003, the Company issued 500,000 shares of its common stock as payment of $18,900 of rent due for February, March and April of 2003.

On March 26, 2003, the Company issued 3,500,000 shares of its common stock pursuant to the exercise of employee stock options. The Company received $70,000 in cash.

On March 27, 2003, the Company issued 1,000,000 shares of its common stock pursuant to the exercise of employee stock options. The Company received $20,000 in cash.

On March 31, 2003, the Company issued 50,000 options pursuant to the exercise of non-employee stock options. The Company received $2,500 in cash.

On April 1, 2003, the Company issued 2,000,000 shares of its common stock to a consultant pursuant to a written agreement. The shares were valued at $0.05 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recorded $100,000 as a prepaid expense related to this transaction which will be amortized over the life of the agreement (6 months).

On April 2, 2003, the Company issued 250,000 shares of its common stock pursuant to the exercise of options. The Company received $12,500 from the transaction.

During April 2003, the Company issued 5,523,000 shares of its common stock pursuant to the exercise of outstanding options and warrants. The Company received $126,450 in cash.

On April 15, 2003, the Company issued 500,000 shares of its common stock pursuant to a written consulting agreement. The shares were valued at $0.054 per share, which was the closing price of the Company's common stock on the date of the transaction. The Company recorded $27,000 in connection with the transaction.

On April 15, 2003, the Company issued a total of 4,500,000 shares of its common stock pursuant to written consulting agreements. The shares were valued at $0.027 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recorded $121,500 connection with the transaction. On June 24, 2003, these consulting agreements were cancelled along with the related 4,500,000 shares of common stock.

On April 30, 2003, the Company issued a total of 5,000,000 shares were issued to a consultant pursuant to a written consulting agreement. The shares were valued at $0.045 per share, which was the closing price per share on the date of the transaction less 50% for the restrictive nature of the stock. The Company recorded $225,000 in connection with the transaction.

During April 2003, the Company initiated a private placement offering under Regulation D, Rule 506. The private offering included the sale of up to 19,533,334 Units, each Unit consisting of one share of common stock at $0.045 per share and one warrant to purchase one additional shares of common stock at $0.08 per share on or before December 31, 2006 for every dollar invested in the Company. During the second quarter of 2003, the Company sold 14,674,440 Units and received $660,350 in cash. The Company paid $80,763 in commissions related to these sales.

On May 1, 2003, the Company issued 500,000 shares of its common stock to a foreign consultant pursuant to a written consulting agreement. The shares were valued at $0.084 which was the closing price of the stock on the date of the agreement. The Company recorded $42,000 related to this transaction.

Note 6--Stock Options and Warrants Outstanding

The following table summarizes stock options and warrants as of June 30, 2003





                                     Employee Stock      Non-Employee                                         Average
                                            Options     Stock Options       Warrants          Total    Exercise Price
--------------------------------- ------------------ ----------------- -------------- -------------- -----------------

Balance at 12/31/02                               0         2,462,500      2,835,500      5,298,000             $0.40
Granted                                   9,500,000        17,500,000             --     27,000,000             $0.03
Exercised                               (4,500,000)       (4,612,500)    (2,135,500)   (11,248,000)             $0.03
Forfeited                                         0       (1,000,000)             --    (1,000,000)             $0.50
                                  ------------------ ----------------- -------------- --------------
Balance at 6/30/03                        5,000,000        14,350,000        700,000     20,050,000             $0.06
                                  ------------------ ----------------- -------------- --------------


Employee Stock Options
         On January 29, 2003, the Company granted 4,500,000 options to employees. The options were exercisable at $0.10 per share on or before January 29, 2013. There was no compensation cost recorded for the issuance of these options because the exercise price was the same as the closing price of the stock on the date of grant. During March, 2003, the exercise price of the options was reduced to $0.02 per share and all of the options were exercised. The Company received $90,000 in connection with the option exercises.

         On March 24, 2003, the Company granted options to its officer to purchase up to 5,000,000 shares of the Company's common stock at $0.05 per share on or before March 24, 2013. The exercise price was equal to the closing market price of the Company's common stock on the date of grant. The options are subject to certain restrictions. The Company did not record compensation cost related to the option grant of 5,000,000 shares as the option was granted to the Company's CEO.

Non-Employee Stock Options
         On January 29, 2003, the Company granted 500,000 options to its legal counsel. The options were exercisable at $0.001 per share on or before January 29, 2013. The Company recorded compensation cost of $87,500 in connection with the option grant. Compensation cost was calculated using the Black-Scholes option pricing model with the following assumption: exercise price of $0.001 per share; stock price of $0.175 per share (the closing price of the Company's common stock on the grant date); risk free interest rate of 4.0%; expected dividend yield of 0.0%; expected life of 10 years; and estimated volatility of 190%. On January 29, 2003, the options were exercised and the Company issued 500,000 shares of its common stock.

         On March 24, 2003, the Company entered into agreements with three former employees to continue to serve the Company as consultants until December 31, 2003. Pursuant to these agreements, the Company granted options to purchase up to 11,000,000 shares of the Company's common stock $0.05 per share on or before March 24, 2013. The options are subject to certain restrictions. The exercise price was equal to the closing market price of the Company's common stock on the date of grant. The value of the options was $594,000. This value was calculated using the Black-Scholes option pricing model with the following assumption: exercise price of $0.05 per share; stock price of $0.054 per share (the closing price of the Company's common stock on the grant date); risk free interest rate of 4.0%; expected dividend yield of 0.0%; expected life of 10 years; and estimated volatility of 195%. The Company recorded the option value as prepaid expense that will be amortized over the life of the consulting agreements which is one year. At June 30, 2003 the Company had amortized $314,852 related to these options.

         On March 24, 2003 the Company granted options to purchase up to 6,000,000 shares of common stock at $0.001 per share on or before December 30, 2003 to the Company's legal counsel. The Company recorded compensation cost of $324,000 pursuant to the option grant. Compensation cost was calculated using the Black-Scholes option pricing model with the following assumption: exercise price of $0.001 per share; stock price of $0.54 per share (the closing price of the Company's common stock on the grant date); risk free interest rate of 4.0%; expected dividend yield of 0.0%; expected life of 10 years; and estimated volatility of 195%. On April 8, 2003, the Company legal counsel exercised 3,000,000 options. The Company received $300 and recorded $2,700 in legal expenses as a result of the transaction.

Exercise Price Reduction
         On March 24, 2003, the Company agreed to reduce the exercise price of certain outstanding warrants representing 2,785,500 shares of the Company's common stock and certain outstanding non-employee options representing 1,037,500 shares of the Company's common stock to $0.05 per share, which was the closing price of the Company's common stock on that date, if the holder of the warrant exercised the warrants on or before April 28, 2003. As a result of the price adjustment, the Company, in the future will be required to account for any unexercised warrants or options under variable accounting for options guidelines. These guidelines require the Company to recognize compensation cost each quarter based on the difference between the new exercise price and the market price on the last day of each quarter. As of June 30, 2003, the Company had recognized $3,250 in additional compensation cost related to the price adjustment.

Note 7- Related Party Transactions

Centrex leases approximately 4,200 square feet of commercial office space pursuant to a lease that expires December 31, 2003. The monthly lease rate for the office space is $6,300. The office space is shared with other companies in which Centrex's officer and its employees may be officers, directors, employees or shareholders. In addition to office space, Centrex shares staff and other administrative expenses with these other companies. From time to time, Centrex and the other companies may borrow from and/or make cash advances to each other for the payment of rent and administrative expenses.

As of June 30, 2003, the Company owed $21,393 in principal and $13,289 in accrued interest to Quasar Irrevocable Trust. The note is presently in default and accrues interest at 16% per year. On June 21, 2002, a motion for summary judgment was granted to Quasar Irrevocable Trust for $20,833 in principal, $10,725 in interest, and $2,099 in attorney's fees related to their petition filed November 19, 2001, demanding payment for outstanding loans due from Centrex. On September 16, 2002, Quasar Irrevocable Trust presented an order of garnishment and was paid $490 toward its summary judgment.

During the first quarter of 2003, the Company issued common stock pursuant to the exercise of employee stock options. See Note 6 "Stock Options and Warrants".


Note 8--Litigation

On January 25, 2002, Centrex, along with other plaintiffs, filed suit against the Company's former corporate counsel. The petition charges that former counsel took various actions, which were against the interests of the plaintiff, committed a breach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs which constitutes negligence. The Company is seeking actual punitive and compensatory damages in excess of $10,000 each. On March 25, 2002, the defendant filed a counterclaim against the Company and the other plaintiffs alleging, among other things, breach of contract, conversion and breach of fiduciary duty. The defendant is seeking actual exemplary and punitive damages in excess of $10,000 each plus cost of litigation. The Company believes that defendant's claims are without merit and intends to vigorously defend against the claims.

The Company is a third-party defendant in a lawsuit filed by Frederick Slicker, the Company's former corporate counsel, against the Company's former transfer agent, Nevada Agency & Trust. The lawsuit alleges that Nevada Agency took various actions against Slicker that resulted in damages to him. Nevada Agency alleges that its actions are covered by an indemnification provision in its transfer agent agreement with the Company and thus the Company is responsible for Nevada's attorney's fees and any potential damages that may be due to Slicker. This lawsuit was settled during April 2003.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Centrex, Inc.

We have audited the accompanying balance sheet of Centrex, Inc., a Development Stage Company, as of December 31, 2002, and the related statements of operations, cash flows and shareholders' equity for the years ended December 31, 2002 and 2001, and for the period from inception (October 6, 1998) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centrex, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, and for the period from inception (October 6, 1998) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with insufficient revenues to fund development and operating expenses. The Company also has insufficient cash to fund obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plan concerning this matter is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
March 19, 2003

                                 Centrex, Inc.
                         (A Development Stage Company)

                                 Balance Sheet
                               December 31, 2002


                                     ASSETS



Current Assets
Cash                                                                  $ 60,021
Prepaid Consulting Fees                                                828,465
Prepaid Legal Fees                                                      32,970
                                                                   -----------
Total Current Assets                                                   921,456
                                                                   -----------
Other Assets
Licensed Technology, net                                                 5,525
Other Assets                                                           107,136
                                                                   -----------
Total Other Assets                                                     112,661
                                                                   -----------
TOTAL ASSETS                                                       $ 1,034,117
                                                                   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable                                                      $ 22,678
Rent and Other Expenses Payable                                          8,747
Note Payables to Related Parties                                       113,006
Accrued Interest on Note Payables to Related Parties                   124,631
                                                                   -----------
Total Current Liabilities                                              269,062
                                                                   -----------
Shareholders' Equity
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, No shares issued or outstanding - Common Stock, $0.001 par value, 45,000,000 shares authorized, 25,824,600 shares issued and outstanding 25,825 Paid in Capital 5,273,774 Deficit accumulated during the development stage (4,534,544)
                                                                   -----------
Total Shareholders' Equity                                             765,055
                                                                   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 1,034,117
                                                                   ===========


The accompanying notes are an integral part of the financial statements


                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Operations
         From Inception (October 6, 1998) Through December 31, 2002, and
                 For The Years Ended December 31, 2002 and 2001


                                                         From inception
                                                       (October 6, 1998)                   Year Ended
                                                                through      ---------------------------------------
                                                      December 31, 2002      December 31, 2002     December 31, 2001
                                                      -----------------      -----------------     -----------------

Gain on early extinguishment of debt                           $ 88,591               $ 88,591                   $ -

Expenses
Research and development                                        352,971                (65,799)               47,559
Noncash consulting expenses                                   2,003,510              1,641,535               361,975
Services contributed by employees                                40,125                      -                     -
Accrued Salaries                                                800,000                400,000               400,000
Compensation cost for options granted                           579,000                554,000               (52,000)
General and administrative                                      692,771                476,527               120,488
                                                      -----------------      -----------------     -----------------
   Total operating expenses                                   4,468,377              3,006,263               878,022
                                                      -----------------      -----------------     -----------------
Operating loss                                               (4,379,786)            (2,917,672)             (878,022)

Interest expense                                                154,758                 42,057                54,814
                                                      -----------------      -----------------     -----------------
Net loss                                                   $ (4,534,544)          $ (2,959,729)           $ (932,836)
                                                      =================      =================     =================
Weighted average shares outstanding                          10,565,205             18,123,677            10,347,890
                                                      -----------------      -----------------     -----------------
Loss per share                                                  $ (0.43)               $ (0.16)              $ (0.09)
                                                      -----------------      -----------------     -----------------


The accompanying notes are an integral part of the financial statements


                                  Centrex, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
         From Inception (October 6, 1998) Through December 31, 2002, and
                 For The Years Ended December 31, 2002 and 2001


                                                                  From inception
                                                                (October 6, 1998)
                                                                         through     Year Ended
                                                               December 31, 2002   December 31, 2002    December 31, 2001
                                                               -----------------   -----------------    -----------------
Operating Activities
Net Loss                                                            $ (4,534,544)       $ (2,959,729)          $ (932,836)
Plus Non-Cash Charges to Earnings:
Amortization Expense                                                     412,538               1,248               39,547
Accrued Salaries                                                         800,000             400,000              400,000
Value of services contributed by employees                                40,125
Services Contributed by Employees and Consultants                        567,200             567,200                    -
Common Stock Issued for Services                                       1,436,310           1,074,335              361,975
Compensation Cost for Non-Employee Options                               579,000             554,000              (52,000)
Adjustment of LANL Development                                          (130,500)           (130,500)                   -
Gain on early extinguishment of debt                                     (88,591)            (88,591)                   -
Change in Working Capital Accounts:
Prepaid Expenses                                                         (32,970)            (32,970)                   -
Deposit- LANL Development Agreement                                     (106,710)           (106,710)                   -
Accounts Payable                                                          22,678               3,373               11,149
Interest Payable                                                         148,139              37,051               53,201
Payable to Sterling Capital                                                    -             (50,000)              50,000
Rent and Other Expenses Payable to Related Parties                         8,747              (6,088)               7,480
                                                               -----------------   -----------------    -----------------
Net cash used in operating activities                                   (878,578)           (737,381)             (61,484)
                                                               -----------------   -----------------    -----------------

Financing Activities
Sale of Common Stock for Cash to Third Parties                           994,984             913,524               75,000
Payment of common stock subscribed                                        50,000              50,000                    -
Loans from Related Parties                                               403,848              27,000                8,715
Repayment of Loans from Related Parties                                  (73,233)            (47,900)             (17,000)
Repayment of Shareholder Loans                                          (150,500)           (150,500)                   -
                                                               -----------------   -----------------    -----------------
Net cash provided by financing activities                              1,225,099             792,124               66,715
                                                               -----------------   -----------------    -----------------
Investing Activities
Purchase of Licensed Technology                                           (7,000)                  -                    -
Purchase of  Sponsored Research                                         (279,500)                  -                    -
                                                               -----------------   -----------------    -----------------
Net cash used in investing opportunities                                (286,500)                  -                    -
                                                               -----------------   -----------------    -----------------
Change in Cash                                                            60,021              54,743                5,231

Cash at Beginning of Period                                                    -               5,278                   47
                                                               -----------------   -----------------    -----------------
Cash at End of Period                                                   $ 60,021            $ 60,021              $ 5,278
                                                               =================   =================    =================
Supplemental Disclosure of Cash flow Information
Cash Paid for Interest                                                   $ 1,582                 $ -              $ 1,582
                                                               -----------------   -----------------    -----------------

Non-cash investing and financing activities
Common stock issued as payment of loans to related parties                 2,025                   -                2,025
Gain recognized upon settlement of note payable                           88,591              88,591
                                                               -----------------   -----------------    -----------------



The accompanying notes are an integral part of the financial statements



                                  Centrex, Inc.
                          (A Development Stage Company)

                       Statements of Shareholders' Equity
           From Inception (October 6, 1998) through December 31, 2002

                                                                                                        Deficit
                                                                                                    Accumulated
                                                                                   Common            During the
                                                   Preferred    Common      Par     Stock   Paid In Development
                                                      Stock      Stock    Value Subscribed  Capital       Stage      Total
                                                   ------------------------------------------------------------------------

Balance at Inception (October 6, 1998)                  $ -          -      $ -       $ -       $ -         $ -        $ -
Common Stock Issued to Founders                           -  6,100,000    6,100                   -           -      6,100
Contributed Capital by Founders                           -          -        -         -       125           -        125
Common Stock Issued for Cash to Third-Party               -    360,000      360         -         -           -        360
Common Stock Issued for E.Coli Merger                     -    540,000      540         -         -           -        540
Common Stock Issued for Safe Water Merger                 -    950,000      950         -         -           -        950
Contribution of Services by Employees                     -          -        -         -    22,400           -     22,400
Net Loss Accumulated through December 31, 1999            -          -        -         -         -    (246,213)  (246,213)
                                                   ------------------------------------------------------------------------

Balance at December 31, 1999                              -  7,950,000    7,950         -    22,525    (246,213)  (215,738)
Contribution of Services by Employees                     -          -        -         -    17,600           -     17,600
Compensation Cost for Non-Employee Options                -          -        -         -    77,000           -     77,000
Net loss for 2000                                         -          -        -         -         -    (395,766)  (395,766)
                                                   ------------------------------------------------------------------------

Balance at December 31, 2000                              -  7,950,000    7,950         -   117,125    (641,979)  (516,904)
Common Stock Issued to Third Parties                      -    600,000      600         -    74,400           -     75,000
Common Stock Subscribed                                   -    500,000      500   (50,000)   49,500           -          -
Shares Issued to Employees and Consultants                -  3,350,000    3,350         -   331,650           -    335,000
Employees Exercise of Options                             -  3,000,000    3,000         -         -           -      3,000
Value of Common Stock Issued to Non-Employees             -    260,000      260         -    25,740           -     26,000
Compensation Cost for Non-Employee Options                -          -        -         -    25,000           -     25,000
Write-off of Compensation for Non-Employee Options        -          -        -         -   (77,000)          -    (77,000)
Net loss for 2001                                         -          -        -         -         -    (932,836)  (932,836)
                                                   ------------------------------------------------------------------------

Balance at December 31, 2001                              - 15,660,000   15,660   (50,000)  546,415  (1,574,815)(1,062,740)

Common Stock Sold to Third Parties for Cash               -  4,119,600    4,120         -   879,404           -    883,524
Common Stock Issued Pursuant to Option Exercise for Cash  -    100,000      100         -    29,900           -     30,000
Common Stock Issued for Sterling Liability                -    120,000      120         -    59,880           -     60,000
Common Stock Issued for Investment Advisory Agreements    -    525,000      525         -   236,475           -    237,000
Common Stock Issued for Services                          -  5,300,000    5,300         - 1,600,500           -  1,605,800
Value of Services Paid for by Third Parties               -          -        -         -   567,200           -    567,200
Value of Options issued to Non-Employees                  -          -        -         -   554,000           -    554,000
Write-off of Accrued But Unpaid Salaries                  -          -        -         -   800,000           -    800,000
Payment for common stock subscribed                       -          -        -    50,000         -           -     50,000
Net loss for 2002                                         -          -        -         -         -  (2,959,729)(2,959,729)
                                                   ------------------------------------------------------------------------

Balance at December 31, 2002                            $ - 25,824,600 $ 25,825       $ - $ 5,273,774$ (4,534,544)$ 765,055
                                                   ========================================================================



The accompanying notes are an integral part of the financial statements

                                  Centrex, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements
         From Inception (October 6, 1998) Through December 31, 2002 and
                 For the Years Ended December 31, 2002 and 2001

Note 1--Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations
Centrex, Inc. ("Centrex" or "the Company") owns an exclusive worldwide license to develop, manufacture, and market products using Single Molecule Detection, a technology invented at Los Alamos National Laboratory ("LANL"). The technology is owned by the University of California, which conducts its research at LANL. The technology is designed to rapidly detect bacteria or viruses by matching the DNA of the organism. The Company has entered into a development agreement with the University and LANL to build a prototype system that enables rapid detection of harmful pathogens, including potential biothreat agents.

Development Stage Operations
The Company was incorporated on October 6, 1998, under the laws of the state of Oklahoma. Since inception, the Company's primary focus has been raising capital to fund development of its planned product using its licensed technology.

Income Taxes
The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statements and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Compensation of Officers and Employees
Prior to April 1, 2001, the Company's officer, employees and certain consultants served without pay or other non-equity compensation. The fair value of these services was estimated by management and recorded as an expense with an offsetting entry to paid in capital. As a result, from inception to April 1, 2001, the Company recorded $375,125 for these services. Effective April 1, 2001, the Company began accruing compensation pursuant to employment agreements. On December 31, 2002, the Company's officer and employees agreed to and executed documents releasing the Company from its $800,000 accumulated salary obligation up to that date under their existing employment agreements. On March 24, 2003, certain employment agreements ended (except for the indemnification provisions) and consulting agreements that expire December 31, 2003 were entered into by the Company and the former employees.

Stock-based Compensation
The Company accounts for stock-based compensation arrangements for employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The
Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Consensus in Issue No. 96-18.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards
The Financial Accounting Standards Board ("FASB") periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. Management has reviewed the recently issued pronouncements and concluded that the following new accounting standards are potentially applicable to the Company.

In June 2001, the FASB issued SFAS No. 142, "Goodwill And Other Intangible Assets", and SFAS No. 143, "Accounting For Asset Retirement Obligations". SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets", and primarily addresses accounting for goodwill and intangible assets subsequent to acquisition. Under SFAS No. 142, goodwill and separately identified intangible assets with indefinite lives will no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Separately identified intangible assets not deemed to have indefinite lives will continue to be amortized over their useful lives. SFAS No. 142 applies to all goodwill and intangible assets acquired after June 30, 2001. For goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS No. 142 effective January 1, 2002. The Company adopted SFAS No. 142 on January 1, 2002, and after an evaluation of its effects determined that its intangible assets did have definite lives and therefore would continue to be amortized over their original lives (see Notes 4 and 5).

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, SFAS No. 44 is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to other existing pronouncements. The provisions of SFAS No. 145 are generally applicable for fiscal years beginning or transactions occurring after May 15, 2002. Centrex, Inc. adopted SFAS No. 145 early in accordance with the transition rules.

In June 2002, the FASB voted in favor of issuing SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The Company will be required to adopt SFAS No, 146 for exit or disposal activities initiated after December 31, 2002. The Company does not expect a material impact from the adoption of SFAS No. 146 on its financial statements.

Note 2--Uncertainties

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the early stages of development and has no sources of revenue to fund the development of its planned product and to pay operating expenses, resulting in a cumulative net loss of $4,440,077 for the period from inception (October 6, 1998) to December 31, 2002, and a net loss of $2,865,262 and $932,836 for the years ended December 31, 2002 and 2001, respectively. The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company's cash resources are not sufficient for the next twelve months. We will need to complete additional financing initiatives in early 2003 to generate the liquidity necessary to continue our operations. Due to current economic conditions, we may not be able to secure additional financing on acceptable terms, it at all.

Note 3--Other Assets and Licensed Technology, Net

Other assets consisted primarily of $106,710 paid pursuant to the revised development agreement with the University and LANL. This amount represents a 90-day advance payment that will be held by LANL and used to pay the last three months of development pursuant to the agreement.

Note 4--Commitments and Contingencies

Exclusive License Agreements with University of California
On February 25, 2002, the Company and the University of California entered into a modified license agreement, whereby the Company was granted exclusive rights to the DNA-based single-molecule detection technology for all fields of use. The Company paid a modification fee of $15,000, which was recorded as an expense, and agreed to pay $10,000 within thirty (30) days of issuance of a patent.

Pursuant to the modified license agreement, the University of California will receive a royalty equal to three and one half percent (3.5%) of net sales of products using the DNA-based microbial detection system, and any additions, extensions and improvements thereto; an annual license fee of $5,000 payable in advance on January 2 for each year the license agreement is in effect; and 50% of other payments, including sublicense issue and annual fees received from sublicense(s) in consideration for the licensed invention. The royalty obligation will expire after the expiration of the last to expire patent that covers the licensed intellectual property. If a U.S. patent is not issued, the Company intends to renegotiate with the University of California for a licensing term of at least 17 years, the normal life of U.S. Patent.

Patent Applications related to single molecule detection method
The DNA-based single molecule detection method is patent-pending. The method is owned by the University of California, and in December of 1999, they filed a U.S. patent application. An initial ruling by the U.S. Patent & Trademark Office rejected the claims in the patent application. The University of California filed an appeal on August 22, 2002. The appeals process is lengthy, and there is no assurance that the appeal will be successful or that a U.S. patent will be issued. The University of California has filed patent applications in Canada, Europe, and Japan. No patents have been issued, and there is no assurance that any will be issued.

Exclusive License Agreement with University of South Florida for Cryptosporidium Detection Technology On September 20, 2002, the Company's license to the Cryptosporidium technology was terminated by the Licensor. As such, the Company wrote off the remaining unamortized portion of the technology asset, which was $778. The Cryptosporidium detection technology was not material to the Company's business plan.

Payable to University of California pursuant to revised development agreement The revised development agreement with the University of California obligates the Company to pay $640,226, of which $142,280 was paid upon execution of the agreement. The balance is payable in monthly installments of $35,570. According to the terms of the Modified License, the University of California may have the right to terminate the license if the Company is unable to pay the monthly development fees pursuant to the revised development agreement. The revised development agreement eliminated $130,500 owed pursuant to a previous development agreement. This amount has been credited to research and development expense in the statement of operations.

Termination of Agreement with Tequesta Capital
During the first quarter of 2002 the Company entered into an agreement with Tequesta Capital to provide certain investor relations services. In connection with the agreement, 66,000 shares of Company common stock valued at $29,700 were paid by a third party and the Company paid $40,000 in cash. The Company recorded the value of the 66,000 shares as additional paid in capital. The Agreement also obligated the Company to issue shares of its common stock to Tequesta. On October 28, 2002, the Company terminated the Tequesta agreement.

Termination of Agreement with Dutchess Advisors, Ltd.
On June 5, 2002, the Company entered into a non-exclusive agreement with Dutchess Investments to assist the Company with a private placement of Centrex's common stock. On October 22, 2002, the Company terminated the agreement.

Agreement with RFG
On October 15, 2002, the Company entered into an agreement with Remington Financial Group, Inc. (RFG). to locate possible funding opportunities for the Company. For these services, Centrex paid $5,000 to RFG. Pursuant to the agreement, if RFG is successful in finalizing a loan for Centrex, Inc., then RFG shall receive an origination fee in an amount equal to 2.0% - 2.5% of the gross amount of the loan. To date, RFG has not been successful in locating possible funding for the Company.

Agreement with Crescent Fund, Inc.
On June 24, 2002, the Company entered into an agreement for a six month period with Crescent Fund, Inc. to provide institutional investor relations services and to assist the Company in its efforts to secure funding. For a period of 3 years after the agreement expires, the Company is obligated to pay Crescent a fee equal to 7% of the amount of any transaction completed by the Company with any entity first introduced to us by Crescent .

Agreement with Montauk Financial Group
On August 26, 2002, the Company entered into a one year agreement with Montauk Financial Group. Pursuant to this agreement, Montauk Financial Group will provide investment banking and other advisory services related to business and operations, and merger and acquisition candidates. Pursuant to the Agreement, the Company paid Montauk $10,000 as a retainer, 150,000 shares of the Company's restricted common stock and a warrant to purchase up to 250,000 shares of Centrex, Inc. common stock at a price of $0.50 per share on or before August 26, 2007. If Montauk Financial Group facilitates a merger, acquisition or sale transaction for Centrex, Inc., Montauk will be compensated in accordance with the following schedule; 5% of the first $2 Million; 4% of the following $2 Million; 3% of the following $2 Million; 2% of the following $2 Million, and 1% of the balance of the value of the transaction. For any other transactions facilitated by Montauk the Company will pay (i) a cash transaction fee in the amount of 10% of the amount raised, (ii) a 3% non-accountable expense allowance and (iii) placement agent warrants at an exercise price no more favorable as given to the investors in a transaction, equal to 10% of the ownership given to any equity raised. If the Company receives any additional capital within thirty-six months from the closing of any financing from a source introduced by Montauk or its affiliates, the Company will pay to Montauk a cash fee of 10% of the amount raised at the closing of any such financing.

Note 5--Common Stock and Paid in Capital

During March, 2002, the Company sold 900,000 Units to three accredited investors for $225,000 in cash. Each Unit consisted of one share of Company common stock and one warrant to purchase an additional share of common stock at $0.50 per share on or before December 31, 2006. The Unit price of $0.25 per Unit was calculated using 50% of the closing price of the Company's stock on the date of the transaction, due to the restrictive nature of the equity purchased.

On May 15, 2002, options to purchase up to a total of 350,000 shares of common stock exercisable at $0.30 per share on or before May 14, 2003 were granted pursuant to written consulting agreements. See Note 6 "Stock Options" for more information about the compensation cost related to the option grant.

Effective May 17, 2002, the Company issued 120,000 shares of its common stock pursuant to a mutual release and settlement agreement with Sterling International, Inc. in satisfaction of $60,000 owed to them under the terms of a July 27, 2001 consulting agreement. In addition, Sterling forfeited all but 375,000 options granted pursuant to the July 27, 2001 agreement. See Note 6 "Stock Options" for more information about the accounting treatment for the options.

During May and June of 2002, the Company sold 348,000 Units to two accredited investors for $87,000 in cash. Each Unit consisted of one share of common stock and one common stock purchase warrant exercisable at $0.50 on or before December 31, 2006. The Unit price of $0.25 per Unit was calculated using on 50% of the closing price of the Company's stock on the date of the transaction, due to the restrictive nature of the equity purchased.

On June 24, 2002, the Company entered into an agreement with Crescent Fund, Inc. to provide institutional investor relations services and to assist the Company in its efforts to secure funding. The Company issued 300,000 shares of its common stock in connection with the agreement. The Company recorded $162,000 as a prepaid expense based on $0.54 per share, the closing price of the Company's common stock on the date of the agreement, and amortized $27,000 each month over the six month term of the agreement. As of December 31, 2002, the agreement was fully amortized.

On July 16, 2002, the Company issued 100,000 shares of its common stock pursuant to the exercise of stock options. The Company received $30,000 from the stock option exercise.

The Company issued 150,000 shares of its common stock and warrants to purchase up to 250,000 shares of Centrex common stock at $0.50 per share on or before August 26, 2007 to Montauk Financial Group pursuant to an investment banking agreement effective August 26, 2002 (see Note 4). The shares issued were valued at $60,000, based on the closing price of the Company's common stock on the date of the agreement. The Company recorded compensation cost of $112,500 in connection with the warrants based on a Black-Scholes calculation described in
Note 6 "Stock Options".

The Company issued 500,000 shares of common stock to Dean Guise and 2,300,000 shares of common stock to Andreas Cyppek pursuant to consulting agreements executed on October 1, 2002. The shares were valued at $0.38 per share, based on the closing price of the Company's common stock on the date of the agreements.

On October 18, 2002, the Company issued 200,000 shares of common stock to an accredited investor for $30,000 in cash. The shares were valued at $0.15 per share which was approximately 40% of the closing price of the Company's common stock on the date of purchase due to the restrictive nature of the common stock purchased..

On October 24, 2002, the Company sold 500,000 Units to one accredited investor for $125,000 in cash. Each Unit consisted of one share of Company common stock and one warrant to purchase an additional share of common stock at $0.50 per share on or before December 31, 2006. The Unit price of $0.25 per Unit was calculated using 60% of the closing price of the Company's stock on the date of the transaction, due to the restrictive nature of the equity purchased.

The Company granted warrants to purchase up to 50,000 shares of common stock at $0.38 per share on or before November 5, 2005 pursuant to Kimball &Cross pursuant to an investment advisory agreement dated November 6, 2002 . The exercise price was equal to the closing price of the Company's common stock on the date of the agreement. The Company recorded compensation cost of $17,000 based on a Black-Scholes calculation described in Note 6 "Stock Options".

On November 12, 2002, the Company reserved 2,000,000 shares for and issued 500,000 shares to Madison and Wall, Inc. pursuant to an investor relations service agreement signed on that same day. The shares were valued at $0.21 per share, which approximately 60% of the closing market price of the Company's common stock on the date of the agreement, due to the restrictive nature of the common stock issued. The 2,000,000 reserved shares will be released to Madison and Wall at the sole discretion of the Company. At December 31, 2002, none of the remaining 2,000,000 shares had been issued.

On November 13, 2002, the Company sold 1,875,000 shares of the Company's common stock and a warrant to purchase up to 975,000 shares of Company common stock at a price of $0.42 per share on or before November 12, 2007, to an accredited investor for $375,000 in cash. The purchase price of $0.20 per share was approximately 50% of the closing market price of the Company's common stock on the date of the transaction, due to the restrictive nature of the equity purchased. The net proceeds to the Company, after fees and expenses from the transaction, were $316,250. Pursuant to the Company's agreement with Montauk Financial Group, its financial advisor in this transaction, the Company issued Montauk warrants to purchase up to 187,500 shares of Company common stock on or before November 12, 2007, at an exercise price of $0.42 per share. The company recorded compensation cost of $56,250 based on a Black-Scholes calculation described in Note 6 "Stock Options". Pursuant to the Company's agreement with Crescent Fund, the Company issued Crescent 75,000 shares of common stock valued at $0.20 per share.

On December 20, 2002, the Company sold 296,600 shares to foreign investors for $41,524 in cash. The price of the stock was based on the closing price of the Company's common stock on the date of sale less a 50% discount due to the restrictive nature of the stock.

Note 6--Stock Options

Incentive Stock Option Plan
The Company's Incentive Stock Option Plan has 5,000,000 shares reserved for issuance. Stock options granted under the Plan expire ten years from the date of grant. As of December 31, 2002, there were no options outstanding pursuant to the Plan. Subsequent to year end, the Company granted 5,000,000 options to consultants and employees.

Non-Employee Stock Options
As of December 31, 2002, the Company had outstanding approximately 2,462,500 options outstanding for non-employees as follows:

On November 1, 2000, as consideration for the termination of his employment agreement, the Board granted Mr. James Puryear, the Company's former president, options to purchase up to 350,000 shares of common stock at an exercise price of $0.50 per share. The options expire September 30, 2010.

On July 27, 2001, Sterling International, Inc. ("Sterling") was granted options to purchase up to 1,342,500 shares of Centrex common stock at par value $0.001 per share in connection with their consulting agreement. Effective May 17, 2002, the Company entered into a settlement agreement with Sterling, whereby Sterling forfeited 967,500 options and whereby 125,000 of the options were vested. The Company recorded $80,000 of compensation cost related to the 125,000 options that vested during the second quarter of 2002. Compensation cost of $26,800 was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.001 per share; stock price of $0.64 per share (the closing price of the Company's common stock on the grant date); risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 4.63 years; and estimated volatility of 185%. Sterling now has 375,000 options which are exercisable on or before December 31, 2006, of which all were vested As of December 31, 2002. Subsequent to year end, the 375,000 options were exercised.

On May 15, 2002, the Company granted certain consultants options to purchase up to a total of 350,000 shares of common stock pursuant to written consulting agreements. The options were exercisable at $0.30 per share on or before the expiration of one year from the date of the agreement. The Company recorded $12,906 of compensation cost and $90,344 in prepaid consulting expense related to the options granted. Compensation cost was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.30 per share; stock price of $0.46 per share (the closing price of the Company's common stock on the grant date); risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 7.67 months; and estimated volatility of 185%. On July 16, 2002, a consultant exercised options to purchase 100,000 shares of the Company's common stock (see Note 5). Subsequent to year end, the exercise price of the remaining 250,000 options was reduced to $0.05 per share and the options were exercised.

On November 6, 2002, the Company granted International Media Solutions, Inc. options to purchase up to a total of 1,000,000 shares of common stock pursuant to a written consulting agreement. 500,000 of the options were exercisable at $0.40 per share and expire on May 5, 2003 and the remaining 500,000 options were exercisable at $0.60 per share and expire on November 5, 2003. The Company recorded $85,000 of compensation costs related to the options exercisable at $0.40 per share and $100,000 of compensation costs related to the options exercisable at $0.60 per share. Compensation costs was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.40 and $0.60, respectively; stock price of $0.385 per share (the closing price of the Company's common stock on the grant date); risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 6 months and 1 year respectively; and estimated volatility of 164%. Subsequent to year end, the International Media Solutions options were forfeited.

On October 31, 2002, the Company granted Kimball and Cross options to purchase up to a total of 50,000 shares of common stock pursuant to a written consulting agreement. The options were exercisable at $0.38 per share on or before October 31, 2005. The Company recorded $17,000 of compensation cost related to the options granted. Compensation cost was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.38 per share; stock price of $0.395 per share (the closing price of the Company's common stock on the grant date); risk-free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 3 years; and estimated volatility of 164%. Subsequent to year end, the Company reduced the exercise price to $0.05 per share and the options were exercised.

On August 26, 2002, the Company granted Montauk Financial Group warrants to purchase up to a total of 250,000 shares of common stock pursuant to a written investment advisory agreement. The options were exercisable at $0.50 per share on or before August 22, 2007. The Company recorded $112,500 of compensation cost related to the warrants. Compensation costs was calculated using the Black-Scholes option pricing model with the following assumption: exercise price of $0.50 per share; stock price of $0.46 per share (the closing price of the Company's common stock on the grant date); risk free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 5 years; and estimated volatility of 164%.

On November 13, 2002, the Company issued Montauk Financial Group, pursuant to their agreement (see Note 4), warrants to purchase up to a total of 187,500 shares of common stock as a result of their efforts in obtaining financing for the Company through the placement of 1,875,000 shares of Company common stock to one accredited investor. The options are exercisable at $0.42 per share on or before November 12, 2007. The Company recorded $56,250 of compensation costs related to the warrants issued. Compensation costs was calculated using the Black-Scholes option pricing model with the following assumption: exercise price of $0.42 per share; stock price of $0.32 per share (the closing price of the Company's common stock on the transaction date); risk free interest rate of 6.0%; expected dividend yield of 0.0%; expected life of 5 years; and estimated volatility of 164%.

                                             Year Ended December 31, 2002
                                            ----------------------------------
                                                             Weighted Average
                                                    Shares     Exercise Price
                                            --------------- ------------------
    Non-Employees:
    Outstanding, December 31, 2001              1,692,500               $0.10
    Granted                                     1,837,500               $0.43
    Exercised                                   (100,000)               $0.30
    Forfeited                                   (967,500)              $0.001
                                            ---------------
    Outstanding, December 31, 2002              2,462,500               $0.40
                                            ---------------
    Exercisable, December 31, 2002              2,462,500               $0.40
                                            ---------------
    Weighted average fair value
    of options granted during period                $0.21
                                            ---------------

The following table summarizes information about stock options outstanding at December 31, 2002:



                                         Options Outstanding                             Options Exercisable
                        ------------------------------------------------------- --------------------------------------
                        Number           Weighted Average
Range of                Outstanding      Remaining           Weighted  Average  Number Exercisable  Weighted  Average
Exercise Prices         at 12/31/02      Contractual Life    Exercise Price     at 12/31/02         Exercise Price
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

$0.001-$0.50            2,462,500        2.86 Years          $0.40              2,462,500           $0.40


Note 7- Related Party Transactions

Centrex leases approximately 4,200 square feet of commercial office space pursuant to a lease that expires December 31, 2003. The monthly lease rate for the office space is $6,300. The office space is shared with other companies in which Centrex's officer and its employees may be officers, directors, employees or shareholders. In addition to office space, Centrex shares staff and other administrative expenses with these other companies. From time to time, Centrex and the other companies may borrow from and/or make cash advances to each other for the payment of rent and administrative expenses.

As of December 31, 2002, the Company has written off $30,600 related to receivables due from two other companies. This decision was based on Centrex's uncertainty as to the other companies' ability to repay their obligations.

During the first quarter of 2002, the Company entered into a mutual settlement agreement with one of the noteholders, which released the Company from its obligation to them. The principal amount of the note was $65,083 and accrued interest was $23,508. The Company recorded $88,591 as gain on early extinguishment of debt in accordance with SFAS No. 145 (see Note 1, New Accounting Standards).

On June 21, 2002, a motion for summary judgment was granted to Quasar Irrevocable Trust for $20,833 in principal, $10,725 in interest, and $2,099 in attorney's fees related to their petition filed November 19, 2001, demanding payment for outstanding loans due from Centrex. On September 16, 2002, Quasar Irrevocable Trust presented an order of garnishment and was paid $490 toward its summary judgment.

During the first quarter of 2002, Centrex and its former investor relations firm settled a dispute after the Company became aware that the firm would no longer be able to fulfill its obligations under the agreement. In connection the original agreement, the firm was issued 1,000,000 shares of the Company's common stock. In connection with the settlement, the firm transferred 675,000 shares of common stock to other vendors rendering similar services for the Company. The Company recorded $339,685 of non-cash consulting expense and $69,985 as a prepaid expense based on the fair market value of the common stock on the date of the transfers. As of December 31, 2002, the prepaid expense of $69,985 was fully amortized.

During the quarter ended June 30 2002, the Company recorded approximately $125,000 in expenses for services paid for by related parties.

As of December 31, 2002, the Company owed $113,015 in principal and $124,631 in accrued interest to certain shareholders of the Company. The notes are presently in default and accrue interest at 16% per year. Subsequent to year end, the Company issued its common stock in satisfaction of $204,900 of outstanding principal and accrued interest.

Note 8--Litigation

On January 25, 2002, Centrex, along with other plaintiffs, filed suit against the Company's former corporate counsel. The petition charges that former counsel took various actions, which were against the interests of the plaintiff, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs which constitutes negligence. The Company is seeking actual punitive and compensatory damages in excess of $10,000 each. On March 25, 2002, the defendant filed a counterclaim against the Company and the other plaintiffs alleging, among other things, breach of contract, conversion and breach of fiduciary duty. Defendant is seeking actual exemplary and punitive damages in excess of $10,000 each plus cost of litigation. The Company believes that defendant's claims are without merit and intends to vigorously defend against the claims.

The Company is a third-party defendant in a lawsuit filed by Frederick Slicker, the Company's former corporate counsel, against the Company's former transfer agent, Nevada Agency & Trust. The lawsuit alleges that Nevada Agency took various actions against Slicker that resulted in damages to him. Nevada Agency alleges that its actions are covered by an indemnification provision in its transfer agent agreement with the Company and thus the Company is responsible for Nevada's attorney's fees and any potential damages that may be due to Slicker. The Company disputes this position. A settlement conference before a U.S. Magistrate Judge is scheduled for April 17, 2003, however, there is no assurance that this matter will be settled at that time.

Note 9--Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For the year ended December 31, 2002, temporary differences consist of compensation recognized for issuance of options. The components of the Company's deferred income tax asset are as follows:

                                                            From inception
                                                 (October 6, 1998) through
                                                         December 31, 2002
                                                --------------------------

 Net operating loss carryforward                                  408,876
 Temporary differences                                            158,695
 Valuation allowance for deferred tax asset                     $(567,571)
                                                --------------------------

 Net deferred tax asset                                              $---
                                                --------------------------


Note 10--Subsequent Events

On January 6, 2003, the Company issued 875,000 shares to its legal counsel for payment of legal services. The shares were valued at $0.08 per share 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On January 6, 2003, the Company entered into a consulting agreement with Mark L. Lindsey, whereby Mr. Lindsey will provide internet website design services for one year. Pursuant to the agreement, the Company issued 500,000 shares to Mr. Lindsey. The shares were valued at $0.08 per share which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On January 6, 2003, the Company issued 300,000 shares of its common stock as consideration for entering into a one year lease of office space. The shares will be held as collateral, but can be liquidated by the landlord if the Company is late on its monthly lease payment or if the price of the Company's common stock falls below $0.08 per share. The shares were valued at $0.08, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On December 30, 2002, the Company signed a Letter of Intent which was executed on January 6, 2003 with Emergency Filtration Productions, Inc. ("EMFP") to explore the possibility of completing a joint marketing, joint venture, merger and/or acquisition. EMFP is a specialty filter products company that has developed a proprietary dual-filtered technology, 2H Technology(TM), which removes infectious bacteria and virus from airflow systems at extremely high levels of efficiency. Pursuant to the agreement, Centrex issued 300,000 shares of its restricted common stock to EMFP and EMFP issued 400,000 shares of its restricted common stock to Centrex. On March 24, 2003, the Company sold the restricted shares of EMFP in a private transaction for $47,354.

On January 15, 2003, the Company amended its original consulting agreement with Madison and Wall dated November 12, 2002. The amendment revised the compensation section of the original agreement to authorize the Company based upon Madison and Wall's performance to issue up an additional 1,750,000 shares of common stock. The shares were valued at $0.07 per share which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On January 15, 2003, the Company amended its consulting agreement with Andreas Cyppek to issue an additional 1,400,000 shares. The additional shares were valued at $0.07 per share which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On January 15, 2003, the Company issued 300,000 shares to a consultant for work relating to the financial accounting of the Company. The shares were valued at $0.07 per share which was which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On January 15, 2003, the Company issued 31,250 shares of its common stock to Alpha Web Design pursuant to a consulting agreement whereby Alpha Web Design will provide services for one year relating to the Company's web site maintenance. The shares were valued at $0.14 which was which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On January 15, 2003, the Company issued 3,471,150 shares of its common stock as payment in full of $204,900 of outstanding principal and interest due to related parties.

On January 21, 2003, the Company issued 250,000 shares of its common stock pursuant to the exercise of options. The Company received $250 in cash.

On January 29, 2003, the Company granted 4,500,000 options to its officer, employees and a consultant. The options were exercisable at $0.10 per share on or before January 29, 2013. There was no compensation cost recorded for the issuance of these options because the exercise price was the same as the closing price of the stock on the date of grant. On March 17, 2003, the exercise price of the options was reduced to $0.02 per share and 3,500,000 options were exercised. The Company received $70,000 in connection with the option exercises.

On January 29, 2003, the Company granted 500,000 options to its legal counsel. The options were exercisable at $0.001 per share on or before January 29, 2013. The Company recorded compensation cost of $49,700 in connection with the option grant. On January 29, 2003, the Company issued 500,000 shares of its common stock pursuant to the option exercise.

On February 5, 2002, the Company sold 176,800 shares of its common stock to foreign investors for $7,514 in cash. The shares were valued at $0.05 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On February 6, 2003, the Company engaged HD Brous & Co., Inc., a NYSE member, as the company's managing underwriter to raise up to $20 million on a "best efforts" basis. The Company agreed to pay Brous a 10% commission and a 3% non-accountable expense allowance (of which the Company has paid $5,000) at the closing of any financing. Upon the closing of an offering, the Company has agreed to grant to Brous a five year option (with a cashless exercise provision) to purchase up to 20% of the number of shares sold in the offering at an exercise price per share equal to 100% of the offering price.

On March 13, 2003, the Company issued 125,000 shares of its common stock pursuant to the exercise of outstanding options. The Company received $125 in cash.

On March 21, 2003, the Company sold 2,500,000 shares of its common stock to a foreign investor for $0.03 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

On March 24, 2003, the Company agreed to reduce the exercise price of certain outstanding warrants representing 2,785,500 shares of the Company's common stock and certain outstanding options representing 687,500 shares of the Company's common stock to $0.05 per share, which was the closing price of the Company's common stock on that date, if the warrantholder exercises the warrants on or before May 7, 2003. As of April 15, 2003, the Company had received $21,766 and issued 435,313 shares in connection with the warrants and options exercised. As a result of the price reduction, the Company, in the future will be required to account for any unexercised warrants or options under variable accounting for options guidelines. These guidelines require the Company to recognize compensation cost each quarter based on the difference between the new exercise price and the market price on the last day of each quarter.

On March 24, 2003, the Company entered into agreements with three former employees to continue to serve the Company as consultants until December 31, 2003.

On March 24, 2003, the Company granted to its officer and certain consultants options to purchase up to 5,000,000 shares and 11,000,000 shares, respectively, of the Company's common stock at $0.05 per share on or before March 24, 2013. The options are subject to certain restrictions. The exercise price was equal to the closing market price of the Company's common stock on the date of grant. The Company recorded compensation cost of $442,200 pursuant to the option grant of 11,000,000 shares. The Company did not record compensation cost related to the option grant of 5,000,000 shares as the option was granted to the Company's CEO.

On March 24, 2003 the Company granted options to purchase up to 6,000,000 shares of common stock at $0.001 per share on or before December 30, 2003 to the Company's legal counsel. The Company recorded compensation cost of $294,400 pursuant to the option grant. On April 7, 2003, the Company issued 3,000,000 shares of common stock in connection with the exercise of the options and received $3,500 in cash.

The Company and Mr. Jack Luchese have entered into an amended employment agreement effective March 24, 2003, whereby Mr. Luchese has agreed to become Chief Executive Officer of the Company on or before January 1, 2004, subject to certain funding conditions. Pursuant to the agreement, the Company has engaged Mr. Luchese initially as a consultant to the Company's current CEO. If the Company is successful in raising a net minimum of $2,000,000 cash (net of fees and expenses), then Mr. Luchese shall assume his duties as CEO at the time such funding is completed, if on or before January 1, 2004. Until the funding condition is satisfied, he will provide consulting services to the Company at a rate of $12,500 per month. His term of employment as CEO will be for three years with automatic renewal for another year if neither party provides the other with written notice of termination twelve (12) months in advance. His base annual salary as CEO will be $250,000 and he will be eligible for certain bonuses and participation in employee benefit plans.

On March 24, 2003, Mr. Luchese purchased 100,000 shares of our preferred stock for $50,000 in cash. If Mr. Luchese becomes the Company's new CEO, which depends on the Company raising at least $2,000,000 on or before January 1, 2004, the preferred stock is convertible into shares of common stock representing 15% of the Company's issued and outstanding shares of common stock at the date of conversion. If the Company has not raised at least $2,000,000 on or before January 1, 2004, Mr. Luchese will not become CEO and the Company can repurchase 50,000 shares of Mr. Luchese's preferred stock at a purchase price of $25,000. Mr. Luchese will then own preferred stock convertible into shares of common stock representing 7.5% of the Company's issued and outstanding shares of common stock at the date of conversion.

On March 24, 2003, the Company issued 500,000 shares of its common stock as payment of $18,900 of rent for due for January, February and March of 2003.

On March 27, 2003, the Company issued 1,000,000 shares of its common stock pursuant to the exercise of employee stock options. The Company received $20,000 in cash.

On April 1, 2003, the Company issued 2,000,000 shares of common stock to a consultant pursuant to a written agreement. The shares were valued at $0.05 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued.

                                     PART II

Item 24.  Indemnification of Directors and Officers.

         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons we have the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

         We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

         SEC Filing Fees........................$  330.54
         Legal Fees.............................$1,500.00
         Accounting Fees and Expenses...........$2,500.00
         Printing Fees..........................$  500.00
         Transfer Agent Fees....................$  500.00
                                                ----------
                                                $5,830.54
                                                ----------

Item 26.  Recent Sales of Unregistered Securities.

The Company has sold shares of its common stock during the past three years

         For each of the transactions described below, unless otherwise stated, the Company relied on exemptions from registration provided by Regulation D, Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended. The Company reserves the right to rely upon any and all other available exemptions.

         On May 17, 2001, the Company sold 1,000,000 shares of its restricted common stock at $0.10 per share to an accredited investor for $50,000 in cash and a secured promissory note for $50,000, which was paid in full on June 20, 2002.

         On July 27, 2001, the Company granted options to purchase up to 1,342,500 shares of Centrex restricted common stock at an exercise price of $0.001 per share pursuant to a consulting agreement. Effective May 17, 2002, the Company and consultant entered into a settlement agreement, whereby the consultant forfeited 967,500 options.

         On August 10, 2001 the Company sold a total of 100,000 Units to two accredited investors for $25,000 in cash. Each Unit consisted of one share of restricted common stock and one warrant to purchase an additional share of restricted common stock for $0.50 per share on or before December 31, 2006.
The fair market value of the shares was determined by the Board.

         On October 15, 2001, the Company issued 260,000 shares of its restricted common stock to a consultant as payment for services valued at $26,000 as determined by the Board.

         During March of 2002 the Company sold 900,000 Units to three accredited investors for $225,000 in cash. Each Unit consisted of one share of the Company's restricted common stock and one warrant to purchase an additional share of restricted common stock at $0.50 per share on or before December 31, 2006.

         On May 15, 2002, the Company granted options to purchase up to a total of 350,000 shares of restricted common stock pursuant to written consulting agreements. The options were exercisable at $0.30 per share on or before the expiration of one year from the date of the agreement. The Company recorded compensation cost of $103,250 based upon Black-Scholes.

         Effective May 17, 2002, the Company issued 120,000 shares of its restricted common stock to Sterling International in settlement of $60,000 owed pursuant to a July 27, 2001 consulting agreement. In connection with the settlement, 937,500 options granted to them in 2001 were forfeited.

         In May and June of 2002, the Company sold 348,000 Units to two accredited investors for $87,000 in cash. Each Unit consisted of one share of restricted common stock and a warrant to purchase an additional share of restricted common stock for $0.50 per share on or before December 31, 2006.

         On June 24, 2002, the Company issued 300,000 shares of its restricted common stock to pursuant to a consulting agreement for services valued at $162,000. The shares were valued based upon the closing price of the Company's common stock on the date of the transaction.

         The Company issued 150,000 shares of its restricted common stock and warrants to purchase up to 250,000 shares of its restricted common stock at an exercise price of $0.50 per share on or before August 26, 2007 to First Montauk Securities, Inc. pursuant to an investment advisory services agreement dated August 26, 2002. The shares were valued at $60,000 based upon the closing price of the Company's common stock on the date of the transaction, and the warrants were valued at $112,500 based upon Black-Scholes.

         On October 18, 2002, the Company sold 200,000 shares of its restricted common stock to an accredited investor for $30,000 in cash. The shares were valued based upon the closing price of the Company's common stock

         Effective October 21, 2002, the Company issued 2,800,000 shares of its restricted common stock pursuant to investor relations services agreements valued at $1,064,000. The shares were valued based upon the closing price of the Company's common stock on the date of the transaction.

         On October 24, 2002, the Company sold 500,000 Units to one accredited investor for $125,000 in cash. Each Unit consisted of one share of restricted common stock and a warrant to purchase an additional share of restricted common stock for $0.50 per share on or before December 31, 2006.

         On November 6, 2002, the Company granted warrants to purchase up to 50,000 shares of its restricted common stock at an exercise price of $0.38 per share on or before November 5, 2005 pursuant to an investment advisory agreement. The warrants were valued at $17,000 based upon Black-Scholes.

         On November 12, 2002, the Company issued 2,500,000 shares of its restricted common stock pursuant to an investor relations service agreement valued at $525,000. The shares were valued based upon the closing price of the Company's common stock less a 50% discount for the restrictive nature of the stock issued.

         On November 13, 2002, the Company sold 1,875,000 shares of its restricted common stock and a warrant to purchase up to 937,500 additional shares of restricted common stock at $0.42 per share on or before November 12, 2007 to an accredited investor. The Company received $375,000 in cash. The shares were valued based upon the closing price of the Company's common stock less a 50% discount for the restrictive nature of the stock purchased.

         Pursuant to the Company's investment advisory agreements in connection with the November 13, 2002 transaction, the Company issued warrants to purchase up to 187,500 shares of restricted common stock at an exercise price of $0.42 per share on or before November 12, 2007, and issued 75,000 shares of restricted common valued at $15,000. The warrants were valued at $56,250 based upon Black-Scholes.

         On December 20, 2002, the Company sold 296,600 shares of its restricted common stock to 14 foreign investors for $41,524 in cash.The shares were valued based upon the closing price of the Company's common stock less a 50% discount for the restrictive nature of the stock purchased.

         On January 6, 2003, the Company issued 875,000 shares of restricted common stock valued at $70,000 as payment for legal services; 500,000 shares of restricted common stock valued at $40,000 to a consultant for website design services; 300,000 shares of restricted common stock valued at $24,000 as consideration for entering into a lease for office space; and 300,000 shares of restricted common stock to Emergency Filtration Products, Inc. ("EMFP") in exchange for 400,000 restricted shares of EMFP valued at $71,400. On March 24, 2003, the Company sold the restricted shares of EMFP in a private transaction for $47,354 in cash. The Company valued the shares of its common stock issued on January 6, 2003 based on the closing market price less a 50% discount for the restrictive nature of the shares of common stock issued.

         On February 5, 2003, the Company sold 176,800 shares of its restricted common stock to foreign investors for $7,514 in cash. The shares were valued based upon the closing price of the Company's common stock less a discount for the restrictive nature of the stock purchased.

         On March 21, 2003, the Company sold 2,500,000 shares of its common stock to a foreign investor for $0.03 per share, which was 50% of the closing price of the Company's common stock, due to the restrictive nature of the common stock issued. The Company recorded $75,000 as a subscription receivable related to this transaction.

         On March 24, 2003, the Company granted options to purchase 3,000,000 shares of its restricted common stock at $0.001 per share pursuant to a legal services agreement that ends December 31, 2003. The Company valued the legal services at $0.05 per share, which was the closing price of the Company's common stock on the date of grant. The Company is amortizing the $150,000 legal expense over the term of the agreement.

         On March 24, 2003, the Company sold 100,000 shares of its restricted convertible preferred stock for $50,000 in cash to an accredited investor.

         On April 30, 2003, the Company issued a total of 5,000,000 shares pursuant to a written consulting agreement. The shares were valued at $0.045 per share, which was based on the closing price of the Company's common stock on the date of the transaction less 50% for the restrictive nature of the stock. The Company recorded $225,000 in connection with the transaction.

         During April 2003, the Company initiated a private offering under Regulation D, Rule 506. The private offering included the sale of up to 19,533,334 Units, each Unit consisting of one share of common stock at $0.045 per share and one warrant to purchase one additional shares of common stock at $0.08 per share on or before December 31, 2006 for every dollar invested in the Company. During the second quarter of 2003, the Company sold 14,674,440 Units for $660,350 in cash. Net proceeds to the Company were $579,587 after paying $80,763 in commissions, fees and expenses related to the transaction.

         On May 1, 2003, the Company issued 500,000 shares of its restricted common stock to a foreign consultant pursuant to a written consulting agreement. The shares were valued at $0.084 which was the closing price of the stock on the date of the agreement. The Company recorded $42,000 related to this transaction.

         On August 8, 2003, the Company sold 3,055,554 Units pursuant to its private offering of up to 19,533,334 Units, which commenced in April of 2003. for $100,500 in cash. Each Unit consisted of one share of common stock at $0.045 per share and one warrant to purchase one additional shares of common stock at $0.08 per share on or before December 31, 2006 for every dollar invested in the Company. Net proceeds to the Company were $63,500 after paying $37,000 in commissions, fees and expenses related to the transaction.

         On September 1, 2003, the Company issued 2,000,000 shares of its restricted common stock pursuant to a 2-year written agreement for investor relations services. The shares were valued at $0.03 per share, which was the closing price per share of the Company's common stock on the date of the transaction less a 50% for the restrictive nature of the stock.

         On September 15, 2003, the Company granted warrants to purchase up to 5,000,000 shares of its common stock on or before December 31, 2003 at $0.001 per share pursuant to an agreement for investor relations services. The warrants were valued based upon Black-Scholes.

         On September 18, 2003, the Company issued 2,000,000 shares of its restricted common stock to its CEO. The shares were valued at $0.04 per share, which was the closing price per share of the Company's common stock on the date of the transaction less a 50% for the restrictive nature of the stock.

Item 27.  Exhibits.

Exhibit No.     Description of Exhibit
-----------     ----------------------------
    2.1         Agreement and Plan of Merger between Centrex, Inc. and
                E.coli Measurement Systems, Inc. dated March 15, 1999 (filed as Exhibit 8.1 to Form 10-SB filed March 23, 2001)

    2.2 Certificate of Merger dated June 7, 1999 (filed as Exhibit 8.2 to Form 10-SB filed March 23, 2001)

    3.1 Amended Certificate of Incorporation (filed as Exhibit 3.1 to Form 10-KSB filed April 16, 2003)

    3.2         Bylaws (filed as Exhibit 2.2 to Form 10-SB filed March 23, 2001)

    4.1         Form of Common Stock Certificate *

    4.2         Form of Warrant Certificate *

    4.3         Form of Subscription Agreement dated April 30, 2003 *

    5.0         Opinion of Kaufman & Associates *

   10.1         Micronics Services Agreement dated May 13, 2003 *

   10.2         Stratos-Centrex Services Agreement dated May 23, 2003 *

   10.3 Modified License Agreement between Centrex, Inc. and the University of California (filed as Exhibit 10.9 to Form 10-QSB filed August 19, 2002)

   10.4 Funds-In Agreement between Centrex, Inc. and Los Alamos National Laboratory dated November 13, 2002 (filed as Exhibit 10.2 to Form 10-KSB filed April 16, 2003)

   10.5 Amended Employment Agreement between Centrex, Inc. and Jack Luchese (filed as Exhibit 10.5 to Form 10-KSB filed
                April 16, 2003)

   10.6         Stock Purchase Agreement between Centrex, Inc. and Jack
                Luchese *

   10.7         Amended Employment Agreement between Centex, Inc. and Thomas
                R. Coughlin, Jr. *

   23.1         Consent of Kaufman & Associates (contained in Exhibit 5.0) *

   23.2         Consent of Tullius Taylor Sartain & Sartain LLP *

* Filed herewith

Item 28.  Undertakings.

     (a)  The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any Prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, each post effective amendment shall be deemed to be a new registrations statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that it will:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide Offering of those securities.

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



                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tulsa, State of Oklahoma, on September 19, 2003.

                                           Centrex, Inc.

                                           By     /s/ Thomas R. Coughlin
                                          -------------------------------------
                                           Thomas R. Coughlin, Jr.
                                           President and Chief Executive Officer


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


            INDEX TO EXHIBITS FILED WITH THIS REGISTRATION STATEMENT

Exhibit No.     Description of Exhibit
-----------     -----------------------

   4.1          Form of Common Stock Certificate
   4.2          Form of Warrant Certificate
   4.3          Form of Subscription Agreement dated April 30, 2003
   5.0          Opinion of Kaufman & Associates
  10.1          Micronics Services Agreement dated May 13, 2003
  10.2          Stratos-Centrex Services Agreement dated May 23, 2003
  10.6          Stock Purchase Agreement between Centrex, Inc. and Jack
                Luchese
  10.7          Amended Employment Agreement between Centex, Inc. and Thomas
                R. Coughlin, Jr.
  23.1          Consent of Kaufman & Associates (contained in Exhibit 5.0)
  23.2          Consent of Tullius Taylor Sartain & Sartain LLP



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